UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1 /A

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

US NUCLEAR CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3829	45-4535739
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7051 Eton Avenue Canoga Park, CA 91303 (818) 883 7043	Robert I. Goldstein 7051 Eton Avenue Canoga Park, CA 91303 (818) 883 7043
(Address and telephone number of principal executive offices)	Name, address and telephone of agent for service

With copies to:

Anthony Paesano

Paesano Akkashian, P.C.

7457 Franklin Road

Bloomfield Hills, MI 48301

Tel:  (248) 792 6886

Fax:  (248) 792 6885

Approximate date of commencement of proposed sale to public:

As soon as practical after the effective date of this Registration Statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filed	[ ]
Non-accelerated filed	[ ]	Smaller reporting company	[X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE CHART

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of to be	to be	Offering Price	Aggregate	Registration
Securities to be Registered Common Stock, $0.0001 par value per share	Registered	Per Share (1)	Offering Price (2)	Fee
Common Stock held by Selling Shareholders	3,090,000 Shares	$0.25	$$772,500	$89.76

(1) There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The shares to be sold by the Selling Stockholders will be sold at a fixed price to be determined prior to effectiveness of this Registration Statement. Any increased fees will be paid prior to effectiveness.

(3) Fee paid with initial filing. No additional fee due.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 3,090,000 shares of common stock offered by the holders thereof.

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The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated ______, 2014

US NUCLEAR CORP.

3,090,000 Shares

Common Stock

This prospectus relates to the offer and sale of 3,090,000 Shares of common stock of US Nuclear Corp. (the “Company”), $0.0001 par value per share, offered by the holders thereof (the “Shares”). The selling shareholders will offer their Shares at a price of $0.25 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The selling shareholders are deemed to be statutory underwriters.

The maximum number of Shares that can be sold pursuant to the terms of this offering by all the selling shareholders is 3,090,000 Shares. Funds received from the sale of Shares by the selling shareholders will be immediately available to such selling shareholder. The Company will not receive any proceeds from the sale of the Shares.

The offering will terminate twelve (12) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to one (1) year, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or any selling shareholder can locate and enter into any such arrangement(s), the Shares of such selling shareholder(s) will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

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	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	None	$0.25
Total	$772,500	None	$772,500

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

Investing in our Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December ___, 2014.

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You may only rely on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus and does not contain all of the information you should consider in making your investment decision.  Before investing in the securities offered hereby, you should read the entire Prospectus, including our consolidated financial statements and related notes included in this Prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  In this Prospectus, the terms “US Nuclear,” “the Company,” “we,” “us,” and “our” refer to US Nuclear Corp., a Delaware corporation.

US NUCLEAR CORP.

Corporate History

US Nuclear Corp formerly, APEX 3 Inc., was incorporated in the State of Delaware on February 14, 2012, and has since amended its name to US Nuclear Corp., (“US Nuclear”) on May 4, 2012 with the State of Delaware. US Nuclear Corp was formed as a vehicle to pursue a business combination with an operating company that would have perceived benefits of becoming a publicly traded corporation.  Optron Scientific was incorporated in the State of California in 1971 and is the operating company of US Nuclear Corp with two divisions, Overhoff Technology Corporation and Optron Scientific Inc., doing business as (“DBA”) Technical Associates, both of which are a designer, manufacturer and marketer of high technology detection and monitor systems that are used to detect and identify radioactive material, leaks, waste, contamination, biohazards, nuclear material, as well as products used in airports, cargo, screening airport security and border patrol, government buildings, hospitals, and other critical infrastructure, as well as by the military and emergency responder services The company uses a wide range of technologies including x-ray, trace detection, millimeter-wave, infra-red, tritium detection, and diagnostics in its product applications.

On October 15, 2013, US Nuclear Acquisition Corp, a California corporation and a wholly-owned subsidiary of US Nuclear Corp “Merger Sub” entered into a share exchange agreement with Optron Scientific Company Inc., and Robert I. Goldstein, the sole shareholder of Optron Scientific Company Inc., a California company. As of this date, the Merger Sub and Optron Scientific Company Inc. entered into a share exchange agreement (the “Exchange Agreement”).  Pursuant to the Exchange Agreement, Merger Sub Corp agreed to issue an aggregate of 9,150,000 shares of its common stock in exchange for all of the issued and outstanding securities of Optron Scientific Company Inc. (the “Share Exchange”).  The Share Exchange closed on October 15, 2013. Upon the closing of the Share Exchange, Merger Sub issued an aggregate of 9,150,000 shares of its parent common stock to Robert I. Goldstein for all of the issued and outstanding securities of Optron Scientific Company Inc.  Pursuant to an amended and restated share cancellation agreement dated October 15, 2013 (the “Cancellation Agreement”), a stockholder of US Nuclear Corp canceled an aggregate of 9,150,000 shares held by them prior to the closing of the Share Exchange, such that there were 1,550,000 shares of common stock outstanding immediately prior to the Share Exchange. Immediately after the closing of the Share Exchange, we had 10,700,000 shares of common stock, no shares of preferred stock, no options, and no warrants outstanding.

The Company is located at 7051 Eton Avenue, Canoga Park, CA 91303. The Company’s main phone number is (818) 883-7043.

Business

We provide a full line of radiation detection equipment and services to clients industries that range from nuclear reactor plants, universities, local and state hospitals, government agencies, the military, and emergency medical technicians or EMT/first responders. The Company’s nuclear radiation safety detection equipment company has its roots from the famous Manhattan Project of the 1940s. In 1971, Allen Goldstein, the father to our current President and CEO, Robert Goldstein, acquired the assets of Technical Associates and incorporated the company. The Company designed and built the first industrial grade radiation monitors and continues to innovate its legacy with new product engineering for radiation measurement and safety instruments. The Company designs and manufactures nuclear radiation detection and safety equipment, survey meters, air and water monitors, port security equipment and tritium air monitors. The Company’s customers are diverse groups such as Homeland Security, Lawrence Livermore Labs, Los Alamos National Labs, Department of Defense, FBI, CIA, US Navy, Chevron Corporation, Bechtel Corporation, Biotechnology Laboratories, Hospitals, Universities, and Civil Emergency Management departments such as Fire, Paramedics and Law Enforcement. The Company is headquartered in Canoga Park, California and the Company can be accessed through its websites on the Internet at usnuclearcorp.com, tech-associates.com, and overhoff.com.

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The Company’s two divisions consisting of Overhoff Technology Corporation and Optron Scientific Inc., doing business as (“DBA”) Technical Associates, offer over 200 products that service and address the nuclear power industry, domestically and internationally. Technical Associates specializes in the design and manufacture of radiation detection equipment monitors and hand held devices, while Overhoff Technology Corporation specializes in the design and manufacture of tritium air monitors and water monitors.

Technology and Products

The Company designs and develops both technologies in-house by its CEO, Robert I. Goldstein as well as offers products from other manufacturers. Mr. Goldstein’s extensive experience of over forty years in the field of nuclear radiation detection has allowed the Company to achieve significant recognition that has been approved by US Federal standards set by the Environmental Protection Agency (EPA), Food and Drug Administration (FDA) and the Nuclear Regulatory Commission (NRC). The Company has complete ownership of all of its technology and there are no licenses held by any outside party. No persons, company, vendor, distributor or contractor holds any title or claim to any of the Company’s work or technology. The Company believes that its technology and business is defensible due to the fact that the barriers of entry are high and technically complex. The Company has sought out niche markets in its business by becoming a leading category player in devices such as Tritium equipment.

The Company’s products consist of radiation water monitors, tritium monitors, air and water monitors, nano-second x-ray monitors, and vehicle, personnel, exit and room monitors. The Company also offers handheld survey meters/dosimeters, and port security equipment, along with supporting software and services.

Tritium

                US Nuclear Corp is one of very few companies that currently operate within the tritium space. The Company’s Overhoff Technology Corp unit is a leading manufacturer of tritium detection and monitors. The demand for tritium detection and monitors are steadily increasing as countries develop solutions to their energy needs.  In addition to CANDU reactors (Canada Deuterium Uranium), the next generation of nuclear reactors called Molten Salt Reactors, (MSR) and Liquid-Fluoride Thorium Reactors (LFTR) utilize fuels other than traditional uranium and plutonium sources. Thorium, which is more significantly abundant than uranium, is very difficult to use to create nuclear weapons, is favored by many governments, and as a source of conventional energy it has been proven to be highly effective. By way of energy production, MSR and LFTRs produce high amounts of tritium which need to be constantly monitored for detection. Additionally, the waste products of LFTR reactors are less hazardous than the current light-water uranium-plutonium reactors, and thus, LFTR reactors provide higher level of safety and security against terrorist threats. The Company expects that a significant portion of its future sales and business strategy is tied to the growth of MSR and LFTRs, as well as from CANDU reactors.

                Tritium is produced naturally in the upper atmosphere when cosmic rays strike nitrogen molecules in the air. More commonly, tritium is produced during nuclear weapons explosions, and as a byproduct in reactors producing electricity.  Generally, tritium has several important uses; its most significant contribution is its use as a component in the triggering mechanism in thermonuclear weapons. Very large quantities of required for the maintenance of nuclear weapons capabilities. Tritium is also produced commercially in nuclear reactors, as well as used in various self-luminescent devices, such as exit signs in buildings, aircraft dials, gauges, luminous paints, and wristwatches. In the mid-1950s and early 1960s, tritium was widely dispersed during above-ground testing of nuclear weapons. Today, sources of tritium come from commercial nuclear reactors, research reactors, and government weapons production plants. Tritium may also be released as steam from these facilities or may leak into the underlying soil and ground water. Additionally, self-luminescent devices illegally disposed in municipal landfills come into contact with water which pass through water ways, carrying dangerous levels of tritium. Tritium holds a very dangerous health risk and high levels of exposure to tritium increases risk of developing cancer. To combat tritium leaks and to maintain acceptable levels, the Company has developed several tritium monitors to gauge tritium in water and in the air.

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Alpha, Beta, Gamma and Tritium Monitors

US Nuclear Corp’s radiation water monitors allow detection of radioactive materials in drinking water, ground water, rainfall, rivers, and lakes. In order to detect radioactive materials, the emitted radiation must travel from the radiation emitter to the detector. Alpha, Beta, Gamma, and Neutron radiation moves well through air, but poorly through water. The complexity of detecting radiation in water and developing an efficient monitor has given the Company’s monitors a reasonable edge against competitors, and for this reason, has limited competition in the water monitor business. The Company has invested more than ten years developing highly sensitive detectors for this market, giving it a clear advantage over competitors. The Company’s radiation water monitors are used to check for radioactive materials being released as liquid effluent in drain pipes by universities, hospitals, pharmaceutical companies, oil and gas extraction facilities, industrial chemical plants, and nuclear reactor plants.

COMPENSATION
ON
TRITIUM µCi/m³
LOW BAT.
ALARMS
FLOW
LEVEL
200 500 1000
OFF
OFF
MEASURE
SAMPLE
OFFSET
CAL
CALIBRATION
OTC 02-09-10
FEB. 9, 2011
OVERHOFF TECHNOLOGY CORPORATION
400AC
CE
USE ONLY
NiMH
BATTERIES

For the past 20 years, Overhoff Technology has been devoted exclusively to the design, manufacturing and servicing of Tritium monitors. Overoff Technology has leading control over market share in the Tritium monitor space as the top maker of Tritium monitors. Tritium monitors are a highly delicate process and are particularly dependent on the selection of the finest materials such as Teflon for low leakage insulators and nafion membranes for separation of noble gas from Tritium. The Company’s Overhoff DC amplifiers called “electrometers” are stable with the ability to register small currents down to the femto-ampere level, 10-13 to 10-15ampre range. The Overhoff electrometer also has the unique ability to reject false counts from Radon gas. Because Tritium is a radioactive material, the Nuclear Regulatory Commission (“NRC”) regulations and state health agencies require Tritium to be measured at every nuclear power plant, all national laboratories, in the nuclear powered Navies of the United States, France and the United Kingdom, at weapons facilities, at pharmaceutical and pesticide research facilities, and at Fusion Power research sites.

Air and Water Monitors

The Company’s Overhoff Air Monitors come in both hand-held portables and mid-to large-sized air and stack monitors. These are classified as Dual Ion Chamber style detectors or Dual Proportional Detectors. The sample flows into one chamber where ionization current is measured, and at the same time a sealed background detector of the same volume measures the ionization current due to any external gamma emitters plus the addition of background from radioactive minerals in the soil with cosmic rays. The current from the background chamber is subtracted from the current in the main sample chamber to give the net tritium level without distortion from radon or gamma in the background. In nuclear power plants, radioactive noble gases are also in the air stream in small or large quantities. Overhoff combats this problem using Dow Chemical Nafion® tubing which physically separates the noble gases from the tritium oxide prior to measurement. The Company is currently expecting a large number of its users and larger numbers of its competitor’s customers will need to replace or supplement their current air and stack monitors to combat the two biggest pollution nuclides now coming out of nuclear power plants, tritium and C-14. As of today, only US Nuclear Corp offers these full service monitors.

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TA FM-9 ABNI Iodine Monitor
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Configured for: I-125
Concentration:
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Total Activity:
6.52e+08
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Count Rate:
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model FM-9W DISPLAY / ANALYZER
TECHNICAL ASSOCIATES
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TECHNICAL ASSOCIATES
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Nano-Second X-Ray Monitors

The Company has recently introduced a hand held TBM-IC-PLUSE-X survey meter for the US Navy. These new meters protect sailors and the general public from the new Nano-Second X-Ray machines now being deployed to check for welding and corrosion flaws in military hardware from fighter jets to battle ships.

HEPA FILTER
TEMPERATURE
ELAPSED TIME
C14
SAMPLE
WARM UP
POWER ON
START
HTO
HT
SAMPLE IN

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Air and Stack Monitors

The Company offers several air and stack monitors such as vehicle monitors, personnel monitors and exit monitors, small portables such as survey meters, laboratory analysis systems, room monitors, package and luggage monitors, port security equipment, and water monitors. Many of its air and stack monitor unit prices have increased in price within the past 4 years due to the trend in market forces seeking integration and additional features. The current demand for stack monitors due to the Fukushima Dai-ichi, Japan disaster has increased pressure for nuclear power plants to replace aging equipment. According to the Nuclear Regulatory Commission, the average age of a stack monitor at a source site is 30 years. This replacement process is expected to have a beneficial impact on suppliers of full service stack monitors. The majority of damaging radioactivity now being released is tritium and carbon-14. Through its Overhoff Technology division, it holds a strong position in this market due to its monitor’s tritium and carbon-14 capability, offering a more advanced solution than that of its competition.

ON
OFF
POWER
COUNTS
MUTE
ON
ALARM
BATTERY
CHARGER
MODEL LAM-10D DIGITAL ALARM MONITOR
TA
TECHNICAL ASSOCIATES
SERIAL
RELAY
AC
POWER

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Vehicle Monitors, Personnel Monitors, Exit Monitors and Room Monitors

The Company’s suite of radiation monitors can be used in various scenarios where humans may come into contact with radiation contamination. The Company’s Vehicle Monitors, Personnel Monitors, Exit Monitors and Room Monitors are effective tools in detection of radiation in hospitals where radioactivity is used in many departments such as nuclear medicine, oncology, blood labs, and imaging. Since radiation is also used in diagnosing and treating cancer, and since some cancers can develop in any organ, each department in a hospital becomes involved, from ophthalmology to thoracic medicine. Additionally, the Company’s monitors are used to check hospital laundry to detect any radiation on clothes as well as in trash bins before they are picked up by the applicable waste management team. Lastly, the Company’s monitors can be placed in the entrance of hospitals in case there is an incident at a nearby nuclear power plant. These monitors are the first line of defense against further contamination, by providing early warning detection; doctors can provide treatment without placing other patients and staff in direct contact with patients who are contaminated with radiation.

Radon Air Monitors and Radon Switch Products

The Company produces a full line of radon air monitors and switches that are used to determine the radon content in the air in basements, mills, mines, buildings, or anywhere that radon concentration is a concern. The radon switch products activate and controls radon mitigation fans. These switches have a built-in computer storage with data storage. The Company also makes a radon tritium monitor that is a portable instrument used for detection and measurement of airborne Vadose zone, between the top of the ground surface to the water table.

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Handheld Survey Meters and Personal Dosimeters, Pocket Micro-R Meters

The Company’s survey meters are light-weight, hand-held radiation detectors. They function as general purpose radiation survey meters, but also serve as special purpose survey meters. For example, the Company’s radon monitors are used in mines where workers are at risk for breathing radon gas along with air. The Company’s surface monitors are used in hospitals, research labs, even in high school chemistry and physics labs to check for radioactive contamination on lab benches. Friskers are used to check if worker’s hands or shoe bottoms have picked up any radiation contamination and the Company’s Gamma survey meter check packages at post offices or airports for radiation, along with scrap metals at collection points and again before it is accepted for processing.

109.99
SEL
RST
mR/hr
COUNT
PULSE
LOW
BAT
TEST
ON
OFF
TA
model TBM-3SR-D
TECHNICAL ASSOCIATES

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RST
mR
mR/h
COUNT
PULSE
BAT
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SET
ON
OFF
CE
model TBM-IC MARK V
TECHNICAL ASSOCIATES

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Port Security Equipment

Due to increased terror threats from IED (Improvised Explosive Devices), dirty bombs and potential radioactive materials at shipping ports, we began utilizing passive detectors to review radiation emanating from inside containers. While other port security scanners generally use radioactive materials or x-ray generating machines to check everything from shipping containers, Federal Express, USPS (United States Postal Service) packages, and luggage for contraband, our scanner solutions do not use radiation, allowing for safe usage by investigators. We were approached by the FDA after the events of September 11, 2001, and we designed our P-8Neon Quick-Scan X-ray detector to provide complete scanning without releasing any harmful radiation in the process. Our RAD-CANSCAN machines can measure which shipping containers hold radioactive materials by mapping inside the container so that TSA personnel will know the results without having to open each container. Additionally, our TBM-6SPE is a multi-detector system that lets an investigator check specifically for each of the four main emissions of radiation, Alpha, Beta, Gamma and Neutrons.

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Software

The Company’s Overhoff Overview software program provides centralized radiation and environmental monitoring for entire facilities within one building or several square miles allowing monitoring of a nuclear power plant or subway station. Overview accepts data from networked radiation detectors, environmental monitors and webcams, and allows the user to view and generate reports on the data, as well as track maintenance due on instruments. Additionally, Overview lets the user see real-time monitoring for differential pressure on containment boxes or rooms. Our software measures gamma and neutron radiation levels, airborne radioactivity levels, temperature and humidity in the facility, status of security doors, wind speed and direction, and barometric pressure.

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Research and Development

During the remainder of 2014, we expect to incur aggregate research and development expense of approximately $16,600 per month, related to the development of our technology and products.  Our ability to engage in planned research and development is subject to the availability of sufficient funds, which we currently do not have. If we are unable to fund necessary research and development, we will be at a competitive disadvantage and our business will be materially and adversely affected.

Customers, Distribution and Marketing

The Company sells its products to a wide variety of both domestic and international customers; China Nuclear Energy Industry Corporation, Daya Bay Nuclear Power Plant, Qinshan Nuclear Power Plant, Beijing Department of Public Health, Shanghai Atomtec Nuclear Technology Inc., China National Scientific Instruments, Taiyuan Hightech Industrial, Shaanxi Weifeng Nuclear Instrument Inc., Hong Kong Polytechnic University, Korea Hydro Nuclear Power, Korea Atomic Energy Research Institute, Dongwon International, Seoul National University, Korea Power Engineering Company, Korea Institute of Nuclear Safety, Korea Cancer Center Hospital, National Cancer Center, Korea, Poscon Corp., Uniteko Company, Atomic Energy of Canada Ltd, Vattenfall AB, Lawrence Livermore Laboratories, Los Alamos National Laboratories, US Navy, Department of Defense, FBI, CIA, Homeland Security, Bechtel Corporation, Chevron Corp, and through catalog sales to Biodex, Capintec, Cole Parmer, VWR and Direct Scientific. Additionally we use North American distributors such as Radiation Measurement Systems along with approximately 20 other overseas distributors.

International Distributors

              We also use utilize approximately 20 international distributors who market and sell our products to their respective sales territories in Asia, Europe, the Middle East and Latin America. Our sales terms are as follows:

·	“Cash before shipment”. Based upon a purchase order we build the equipment ordered. Before the equipment is completed and ready to ship, we send our pro-forma invoice covering the costs of goods, plus shipping costs and fees.

·	No product is actually shipped until we receive payment.

·	For orders generated directly from a government agency, or government owned company, we ship against their purchase order and funds are wired to us in 30 days. Generally when we receive requests for quotes, our terms are Irrevocable Letter of Credit, and a fee is added to cover costs involved.

Marketing

The Company relies on attending and presenting at industry trade shows as our main venue for marketing. The Company’s trade show booth provides information about its products, and host scientific presentations to attendees. On average, the Company attends 10 trade shows per year and provides presentations in its booth for 8 trade shows. The Company’s brand is also well known in the radiation detection segment, and relies to a large degree to its reputation as a high quality maker of radiation and monitoring equipment. The Company can be accessed through its websites on the Internet at www.usnuclearcorp.com, www.tech-associates.com and www.overhoff.com. Information contained on or available through our websites is not a part of, and is not incorporated by reference into, this FormS-1 registration statement.

Manufacturing

The Company designs and develops its own products under the names “US Nuclear Corp, Technical Associates and Overhoff Technology Corp”. The Company controls its own product design and all of its detector assembly and testing. Within the manufacturing process, the Company estimates that 25% of its business is sent to a general contractor for primarily welding and etches to its circuit boards. US Nuclear Corp has had minimal quality issues.

The Company unit production costs have been generally stable. While specific material prices fluctuate over time the Company has been able to combat this by substituting other like components without diminishing quality.

Employees

As of November 1, 2014, US Nuclear Corp employed a total of 20 persons of which 9 were at its Optron Scientific DBA Technical Associates unit and 11 are at its Overhoff Technology Corp unit. US Nuclear Corp considers its relationship with its employees to be stable.

Facilities and Logistics

US Nuclear Corp is headquartered in Canoga Park, CA, and occupies a 6,000 square foot leased facility and 8,000 square foot leased facility in Milford, Ohio. The office is divided among the Company’s various disciplines: management, finance, customer service, sales, marketing and customer service, with 25% of the available space dedicated to inventory. Each location has a bookkeeper, production manager, assembly supervisor, production workers, and customer service staff.

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The Company’s executive offices are located in Canoga Park, CA, at 7501 Eton Avenue, Canoga Park, California 91303. The following table lists its current locations. The lease payment for each facility is approximately $6,000, paid monthly. Robert I. Goldstein, our President, Chief Executive Officer and Chairman of the Board of Directors also maintains a position as President of Gold Team Inc., a Delaware company that invests in industrial real estate properties for investment purposes. He holds an 8% interest in Gold Team Inc. The Company leases its current facilities from Gold Team Inc. which owns both the Canoga Park, CA and Milford, Ohio properties.

Location	Address	Size
Canoga Park, California	7501 Eton Avenue	6,000 square feet
Canoga Park, CA 91303
Milford, Ohio	1160 U.S. Route 50	8,000 square feet
Milford, OH 45150

Involvement in Certain Legal Proceedings

None of our officer nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Patents

The Company has no current patents but has applied for a provisional utility-type patent on August 8, 2013 and renewed its provisional utility-type patent again on October 14, 2014. The High-Sensitivity, Automated Tritium Measurement System patent is designed to cover an instrument that uses advanced sample separation and enrichment technology and other techniques to measure in air and in water, substantially lower levels of Tritium. The Company has filed a trademark to use the words “US Nuclear Corp” on its products and was granted this trademark from the United States Patent and Trademark Office on December 17, 2013.

Seasonality

We generally do not have a strong seasonality trend to our business; however some government agency customers have their budget year ending in September and are known to have additional funds to expend towards the end of August.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible, which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board. See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

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The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 3,090,000. The offering will terminate twelve (12) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of up to 3,090,000 Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.25 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The Offering
Common Stock offered by Selling Stockholders	3,090,000 shares of Common Stock (the “Shares”). No shares of Common Stock are offered by the Company under this Prospectus.

Common Stock outstanding before the Offering	13,265,000 shares of Common Stock as of November 11, 2014.

Common Stock outstanding after the Offering	13,265,000 shares of Common Stock.

Terms of the Offering	The Selling Stockholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Termination of the Offering	This Offering will terminate 12 months after the registration statement to which this Prospectus is made a part is declared effective by the SEC.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares offered by the Selling Stockholders.

Risk Factors	The investment in the Shares offered hereby involves a high degree of risk and the Shares should not be purchased by investors who cannot afford the loss of their entire investment. See, “Risk Factors” beginning on page 24.

(1)	Based on number of shares outstanding as of the date of this prospectus.
(2)	The Company is not receiving any proceeds from the sale of the Shares offered by the selling shareholders. The selling shareholders are offering their shares at $0.25 per share and if the shareholders are successful in the sale of the shares at that price, the value of all the outstanding shares at that time (3,090,000) could be assumed to be $772,500

Once the registration statement of which this Prospectus is part becomes effective with the SEC, and once a public market develops, the Selling Stockholders may sell the Shares indicated above in public transactions or otherwise, on the Over-the-Counter Bulletin Board (or such other public market as may develop) or in privately negotiated transactions.  Those resales may be at the then-prevailing market price or at any other price that a particular Selling Stockholders may negotiate.  The Selling Stockholders act independently of one another in making a determination to sell the Shares owned by them and they do not act as or form a group for purposes of their ownership or disposition of the Shares offered hereunder.  There is no guarantee that a public market in the Common Stock will develop in the foreseeable future or ever.

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  Summary Financial Information

The statement of operations data for the period from April 14, 2012 (inception) to December 31, 2012 and the balance sheet data at December 31, 2013 are derived from the Company’s audited financial statements and related notes thereto included elsewhere in this prospectus. The Nine Months Ended September 30, 2014 within the table are unaudited results.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the accompanying notes included elsewhere in this Prospectus.  Among other things, those financial statements include more detailed information regarding the basis of presentation for the following financial data.

US NUCLEAR CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012 (Audited)
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 (Unaudited)
	Nine Months Ended September 30, 2014	2013	2012
Sales	$1,114,156	$2,353,860	$2,609,659
Cost of goods sold	587,268	1,221,426	1,276,721
Gross profit	526,888	1,132,434	1,332,938

Selling, general and administrative expenses	1,040,442	1,156,823	809,309

Income (loss) from operations	(513,554)	(24,389)	523,629

Other income (expense)
Other income	170,500	—	—
Interest expense	(2,794)	(4,656)	(7,500
Total non-operating income (expense)	167,706	(4,656)	(7,500

Income (loss) before provision for income taxes	(345,848)	(29,045)	516,129

Provision for income taxes	—	—	24,653

Net income (loss)	$(345,848)	$(29,045)	$491,476

Weighted average shares outstanding - basic and diluted	11,134,579	9,476,986	9,150,000

Earnings (loss) per shares - basic and diluted	$(0.03)	$(0.00)	$0.05

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Jumpstart Our Business Startups (“JOBS”) Act

The disclosure contained below, discusses generally the terms of the “Jumpstart Our Business Startups Act”.

In April, 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and such sales are exempt from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company’s IPO;

(iii) the company’s issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a “larger accelerated filer” as defined under the Securities Exchange Act of 1934.

The Company meets the definition of an emerging growth company will be affected by some of the changes provided in the JOBS Act and certain of the new exemptions. The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

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(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company’s independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after the date of the JOBS Act’s enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company’s accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company’s independent registered public accounting firm to file a report on the Company’s internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company’s internal control over financial reporting.

Section 102(a) of the JOBS Act goes on to exempt emerging growth companies from the requirements in 1934 Act Section 14A(e) for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a road show.

Election to Opt Out of Transition Period

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

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RISK FACTORS

An investment in the Shares of our Common Stock being offered for resale by the Selling Stockholders is highly speculative in nature, involves a high degree of risk, and is suitable only for persons who can afford to risk the loss of the entire amount invested.  Before purchasing any of these securities, you should carefully consider the following factors relating to our business and prospects.  If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected.  In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our business is intensely competitive and our revenues are unpredictable as a small company.

We compete with a formidable group of competitors in our business, many of which have greater resources and capabilities than our company. There are numerous companies that have established businesses and command larger market share such as Thermo Fisher Scientific, Canberra Industries, and Mirion Technologies, Ludlum Measurements, Smiths Detection and Lab Impex Systems Ltd. Many of these companies have products and services that compete directly with ours and many of them are supported with larger marketing budgets and sales staff that can provide stronger sales coverage and support to customers than our capabilities. Furthermore, competitors may have technological advantages and may be able to implement new technologies more rapidly than our Company. Additionally, to the extent of our bookings, we cannot accurately predict to a large degree of certainty what annual revenues and income outlook may be. Due to our relatively small size, many factors may contribute to differences in the future and therefore cannot be assured in any manner. The market for nuclear radiation safety equipment is dependent upon a number of factors beyond the Company’s control, which cannot be accurately predicted. Some of these factors include pricing, competition from new entrants, newer technologies, market regulation and government policy, as well as overall market demand. Other factors include fossil fuel energy prices that may have an effect upon nuclear energy demand. Lower oil, natural gas, and coal prices may result in less favorable decisions to pursue nuclear energy as a source of energy.

We rely heavily on our international customers for business and expect to continue to rely on international customers in the future.

Our international revenues were 69% of our total revenue in 2013. We expect this to increase over time as we continue to field new orders inquires and engage new customers overseas. We believe that China, South Korea, Canada, and Argentina will likely be greater contributors to revenue within the next few years. While we maintain steady growth domestically, the international side of our business may be a larger component as nuclear technology and rapid development for clean energy grows abroad. There can be no assurances as to our growth projections and our risk profile as we depend upon increased foreign customers for business.

Government Regulation

              Although the sales of our equipment are not generally regulated by any local or federal government agency, the nuclear power industry itself is highly regulated by the Nuclear Regulatory Commission (“NRC”). As an independent agency of the United States government, the NRC is responsible for overseeing reactor safety, security, reactor licensing, renewal, radioactive material safety, and spent fuel disposal. The effects of the NRC’s policies therefore have an effect on our business. The impact of any negative decision in the nuclear power industry will ultimately affect us. We may also be affected by foreign government policy and regulation not covered by the NRC.

Nuclear Power, Fossil Fuel and Renewal Energy

While the nuclear power industry is a key component in the context of energy supply in the world today there are other competing energy sources that carry less potential risk hazards. Competing energy sources such as fossil fuels, solar, wind and water are strong threats to nuclear power. Each one has its benefits and conversely a negative side. The current landscape of nuclear power according to the Nuclear Regulatory Commission, or NRC, states that as of May 2014, there were 30 countries worldwide operating 435 nuclear reactors in operation in the world, with 72 new reactors under construction in 15 countries. Within the United States, there are 100 nuclear power plants providing 20% of the country’s total electric energy generation. Additionally, 31 of the 50 US states generate electricity from nuclear power plants, and four states, New Jersey, South Carolina, Connecticut, and Vermont rely on nuclear power for more than 50 percent of their electricity. The United States produced approximately 27% of the world’s gross nuclear-generated electricity in 2010 with France at 17%, Japan 12%, Russia 6%, Germany 5%, South Korea 5%, Ukraine 3%, Canada 3%, Sweden 2%, Spain 2%, the United Kingdom 3% and the rest of the world at 15%. The growth in new nuclear power plant construction in the United States has been slower due to issues related to domestic policy and the effects of the Fukushima Dai-ichi nuclear plant accident, foreign countries such as Russia have plans to build 26 new plants by 2020. It is difficult to predict if these plans domestically and internationally will materialize or be postponed indefinitely if negative market forces develop.

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Opponents to Nuclear Energy are formidable due to concerns over safety.

Maintaining the demand for our products and future growth in demand will depend in part upon continued acceptance of nuclear technology as a means of generating electricity. In many cases, countries have embraced nuclear technology because alternate means of energy have either been at a high cost with heavy pollution, or other means have not been practical. However, incidents involving nuclear energy production, such as overheating reactors, radiation leaks and reactor melt-downs, can cause a significant decrease in public acceptance of nuclear technology. Events at the Fukushima Daiichi nuclear complex in Japan on March 11, 2011 may have adverse long term effects in some countries decision to either continue using nuclear power or suspend its nuclear power program. While the long term impact is unclear, several countries have suspended operations at existing nuclear power plants. Specifically, on May 30, 2011, Germany announced that in addition to the permanent closure of eight reactors, an additional six reactors will be taken off-line by 2021 and that all remaining reactors to be shut-down by 2022. Switzerland has made a policy decision to phase out of their 5 reactors by 2034. Italy, while not having any operating reactors, has implemented a moratorium on nuclear power. The ultimate results of these safety reviews and/or public resistance to nuclear technology may lead to suspension or cancellation of permitting and development activities, license extensions of existing nuclear facilities, and possibly even the closure of operating nuclear facilities by one or more countries. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and therefore demand for radiation detection equipment.

Continued growth of CANDU reactors and rapid development of next generation Molten Salt (MSR) and Liquid-Fluoride Thorium Reactors (LFTR).

The Company relies on continued growth and orders from CANDU reactors (Canada Deuterium Uranium), and rapid development of the next generation of nuclear reactors called Molten Salt Reactors, (MSR) and Liquid-Fluoride Thorium Reactors (LFTR), for its tritium-based equipment. MSR and LFTR are new types of reactors that utilize thorium as a fuel rather than traditional uranium or plutonium. Thorium is a more abundant element than uranium. Many countries with heavy energy needs such as China have begun to adopt MSR and LFTR programs. However, the numbers of these types of reactors are still small in numbers and there can be no assurances that they will ever reach large numbers capable of sustaining rapid growth and development for nuclear-radiation safety products such as our tritium equipment. If CANDU reactors experience adverse events such as long term inactivity due to political or environmental concerns, or economic issues, and if MSR and LFTR reactors fail to develop beyond its current growth forecasts worldwide, the Company will experience lower demand for its products which would have an adverse effect on the Company’s sales and profitability.

Failure to make accretive acquisitions and successfully integrate them could adversely affect our future financial results.

As part of our growth strategy, we plan to seek, when management deems advantageous to the Company, to acquire complementary (including competitive) businesses, facilities or technologies and enter into joint ventures. Our goal is to make such acquisitions, integrate these acquired assets into our operations and reduce operating expenses.  The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business.  We cannot assure you that the anticipated benefits of any acquisitions will be realized.  In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which can materially and adversely affect our operating results and financial position.

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Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees.

We have filed a provisional patent for our product based on our tritium products but hold no current patents on our products, and our business employs proprietary technology and information which may be difficult to protect and may infringe on the intellectual property rights of third parties.

In general, we rely primarily on a combination of trade secrets, copyright and trademark laws, and confidentiality procedures to protect our technology. Due to the technological change that characterizes our business, we believe that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage.

We have currently filed a provisional utility-type patent on our tritium products to protect our intellectual property, but currently rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with prospective joint venture partners, employees and consultants.  We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. We currently do not hold patents from the United States Patent and Trademark Office on any of our products we manufacture. Our success depends, in part, on our ability to keep competitors from reverse engineering our products, maintain trade secrecy and operate without infringing on the proprietary rights of third parties.  We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that any of our trade secrets and applications will be protected, that we will develop additional proprietary technology that is defensible against theft or will provide us with competitive advantages or will not be challenged by third parties.  Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our technology or design around it.

It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties.  We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest.  In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents or in defending the validity or enforceability of any patents we may seek in the future, or in bringing patent infringement suits against other parties.

We have filed a trademark for the name US Nuclear Corp and our logo with United States Patent and Trademark Office as of January 31, 2013. On December 17, 2013, we were granted a registered trademark of the US Nuclear Corp name and logo from the United States Patent and Trademark Office and consider it important to the protection of our US Nuclear Corp brands. We have not been nor are we currently involved in or aware of any litigation regarding any of our intellectual property.

Our failure to obtain capital may significantly restrict our proposed operations.

We will need to raise more capital to expand our business. It is anticipated that we will require an additional capital raise of $5 million dollars over the next twelve month’s to fund our business plans. Future sources of capital may not be available to us when we need it or may be available only on unacceptable terms.

We are subject to the risk that certain key personnel, including key employees named below, on whom we depend, in part, for our operations, will cease to be involved with us.  The loss of any these individuals would adversely affect our financial condition and the results of our operations.

We are dependent on the experience, knowledge, skill and expertise of our President and CEO Robert I. Goldstein. We are also in large part dependent on current CFO, Rachel Boulds. The loss of any of the key personnel listed above could materially and adversely affect our future business efforts. Our success depends in substantial part upon the services, efforts and abilities of Robert I. Goldstein, our Chairman and Chief Executive Officer, due to his experience, history and knowledge of the nuclear radiation industry and his overall insight into our business direction. The loss or our failure to retain Mr. Goldstein, or to attract and retain additional qualified personnel, could adversely affect our operations.  We do not currently carry key-man life insurance on Mr. Goldstein or any of our officers and have no present plans to obtain this insurance.  See “Management.”

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The loss of any of our executive officers could adversely affect our business.

We depend to a large extent on the efforts and continued employment of our executive officers, one of these officers, Rachel Boulds maintains employment at other companies, and her other responsibilities could take precedence over her duties to us. The time Ms. Boulds plans to devote to our business will primarily be based upon the financial accounting duties as CFO.

Competition from other radiation detection or related companies could result in a decrease our business and a decrease in our financial performance.

We operate in the highly competitive industry. Many of our current and potential competitors, including larger multinational companies, domestic manufacturing companies with multiple product lines in radiation detection products have existed longer and have larger customer bases, greater brand recognition and significantly greater financial, marketing, personnel, technical and other resources than US Nuclear Corp. In addition, many of these competitors may be able to devote significantly greater resources to:

· research and development of new products

· attracting and retaining key employees;

· maintaining a large budget for marketing and promotional expenses

· providing more favorable credit terms to suppliers and channel distributors

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

As a company with a class of securities registered under the Exchange Act, we are subject to reporting and other legal, accounting, corporate governance, and regulatory requirements imposed by the Exchange Act and rules and regulations promulgated under the Exchange Act.  Our Chairman and CEO lacks public company experience which could impair our ability to comply with these legal, accounting, and regulatory requirements.  Such responsibilities include complying with Federal securities laws and making required disclosures on a timely basis.  Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately responds to such increased legal and regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Regulations, including those contained in and issued under the Sarbanes-Oxley Act of 2002 (“SOX”) and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), increase the cost of doing business and may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

We are a public company.  The current regulatory climate for public companies, even small and emerging growth companies such as ours, may make it difficult or prohibitively expensive to attract and retain qualified officers, directors and members of board committees required to provide for our effective management in compliance with the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.  For example, the enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC.  Further, recent and proposed regulations under Dodd-Frank heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters.  We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

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Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various SEC reporting and other regulatory requirements. We have incurred and will continue to incur expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with SOX Section 404 regarding internal controls over financial reporting.  Our management’s evaluation over our internal controls over financial reporting may determine that material weaknesses in our internal control exist.  If, in the future, management identifies material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price, and subject us to sanctions or investigation by regulatory authorities.

Limitations on director and officer liability and our indemnification of our officers and directors may discourage stockholders from bringing suit against a director.

Our Certificate of Incorporation and By-Laws provide, with certain exceptions as permitted by Delaware corporation law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our Certificate of Incorporation and By-Laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, to grow our business, to expand into new markets, or to provide new services.  As such, the anticipated benefits of those acquisitions may never be realized.

It is management’s intention to acquire other businesses to grow our customer base, to expand into new markets, and to provide new product lines.  We may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no additional material acquisitions or investments are currently pending.  Acquisitions may be accompanied by risks such as:

•	difficulties in assimilating the operations and employees of acquired companies;
•	diversion of our management’s attention from ongoing business concerns;
•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;
•	additional expense associated with amortization of acquired assets;
•	additional expense associated with understanding and development of acquired business;
•	maintenance and implementation of uniform standards, controls, procedures and policies; and
•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management employees.

We must attract and retain skilled personnel.  If we are unable to hire and retain technical, sales and marketing, and operational employees, our business could be harmed.

Our revenues are generated by the sales of our radiation detection products from our direct sales, sales to catalogs, distributors and to a lesser extent, our website.  Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We intend to hire additional employees, including engineers, sales and marketing employees and operational employees.  The competition for engineers, qualified sales, technical, and managerial personnel in the technology and manufacturing community, is intense, and we may not be able to hire and retain sufficient qualified personnel.  In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations.

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Our failure to manage growth effectively could harm our ability to attract and retain key personnel and adversely impact our operating results.

There can be no assurance that we will be able to manage our expansion through acquisitions effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate and manage required personnel, which may limit our growth, damage our reputation and negatively affect our financial performance and harm our business.

If we obtain financing, existing shareholder interests may be diluted.

If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot assure you that additional financing will be available when and to the extent we require or that, if available, it will be on acceptable terms.

Our President and Chief Executive Officer has not previously received an annual salary or other compensation.

Robert I. Goldstein, in his role as President, CEO and Chairman of the Board of Directors has not received an annual salary or other compensation from our company for his services. As of November 4, 2014, we have entered into a 5 year employment agreement with Mr. Goldstein to secure his services as President, CEO and Chairman of the Board of Directors in the amount of $100,000 per year, payable at the end of each fiscal year. The absence of his compensation in previous years should be taken into consideration when reviewing our historical financial statements in determining whether to invest in our Company. The impact of his compensation to our financial condition is unknown. We cannot make any assurances that his annual salary or other compensation will not create an adverse event on our financial condition.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and expensive and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act, and requirements of SOX. The cost of complying with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we must commit significant resources, may be required to hire additional staff and need to continue to provide effective management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join the Company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) enacted on April 5, 2012, we may take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX (and rules and regulations of the SEC thereunder, which we refer to as Section 404) and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We will remain an “emerging growth company” for up to five years, although we may cease to be an emerging growth company earlier under certain circumstances. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — JOBS Act” for additional information on when we may cease to be deemed to be an emerging growth company. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

A large percentage of our business come from international operations and may affect financial results in U.S. dollar terms and could negatively impact our financial results.

A large percentage of our revenues come from international operations. As of 2013, our revenues generated from international operations were 69% of total revenue. We expect this trend to continue into the near future and have no system in place to combat currency risk.

Risks Related to Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and the price of our common stock may fluctuate significantly.

Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

·	competition from other radiation detection companies or related businesses;

·	changes in government regulations, general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the nuclear power industry;

·	changes in key personnel;

·	entry into new geographic markets;

·	actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

·	changes in operating performance and stock market valuations of other radiation detection and related companies;

·	investors’ perceptions of our prospects and the prospects of the nuclear power industry;

·	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

·	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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·	announcements relating to litigation;

·	financial guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

·	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

·	the development and sustainability of an active trading market for our common stock;

·	future sales of our common stock by our officers, directors and significant stockholders; and

·	changes in accounting principles affecting our financial reporting.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance.

The stock markets and trading facilities, including the OTC Bulletin Board, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities in many companies. In the past, stockholders of some companies have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as “Rule 144,” a person who has beneficially owned restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. The holding period for our common stock would be 1 year if our common stock could be sold under Rule 144. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the merger, we were a shell company.

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met:

·	The issuer of the securities that was formerly a shell company has ceased to be a shell company,

·	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

·	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

·	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

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As a result, although the registration statement on Form 10 originally filed with the SEC on February 14, 2012, intended to provide “Form 10 Information,” the original Form 10 stated only that the company was a blank-check shell, seeking a transaction with another entity.  On October 14, 2013, the Company filed a Current Report on Form 8-K, frequently referred to as a “Super 8-K,” to provide additional information about the Company’s planned operations, contracts, shareholders, management, financial position, and other information constituting “Form 10 Information” under the SEC’s regulations.  Because of the Company’s history as a shell company, stockholders who receive our restricted securities will be able to sell them pursuant to Rule 144 without registration for only as long as we continue to meet those requirements and are not a shell company. No assurance can be given that we will meet these requirements or that we will continue to do so, or that we will not again be a shell company. Furthermore, any non-registered securities we sell in the future or issue for acquisitions or to consultants or employees in consideration for services rendered, or for any other purpose will have limited or no liquidity until and unless such securities are registered with the SEC and/or until a year after we have complied with the requirements of Rule 144. As a result, it may be harder for us to fund our operations, to acquire assets and to pay our consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the SEC, which could cause us to expend additional resources in the future. In addition, if we are unable to attract additional capital, it could have an adverse impact on our ability to implement our business plan and sustain our operations.  Our status as a former “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless.

Future sales of our Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Common Stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Common Stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have approximately 13,265,000 shares of Common Stock outstanding.  Our shares of Common Stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our Common Stock that may be held or acquired by our directors, executive officers and other “affiliates,” as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our Common Stock could be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our Common Stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceased coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which could cause our stock price and trading volume to decline.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to make a formal assessment of the effectiveness of our internal controls over financial reporting under Section 302. In addition, at such time as we cease to be an “emerging growth company,” as more fully described in these Risk Factors, we will be required to comply with Section 404. At such time, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

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Our management and other affiliates have significant control of our Common Stock and could control our actions in a manner that conflicts with the interests of other stockholders.

After the offering, we anticipate that our executive officers, directors and their affiliated entities together will beneficially own approximately 77% of our Common Stock, representing approximately 77% of the voting power of our outstanding capital stock. As a result, these stockholders, acting together, will be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in our control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our Common Stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our Common Stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our Common Stock.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated Certificate of Incorporation and amended and restated By-Laws contain provisions that may make the acquisition of us more difficult without the approval of our Board of Directors. These provisions, among other things:

· authorize the issuance of previously undesignated preferred stock, the terms of which may be established and the shares of which may be issued at the discretion of our Board of Directors without stockholder approval, and which may include supermajority voting, special approval, dividend or other rights or preferences superior to the rights of the holders of Common Stock;

· prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

· provide that only the chairperson of our Board of Directors, chief executive officer or a majority of the Board of Directors may call a special meeting of stockholders;

· provide that our Board of Directors is expressly authorized to make, alter or repeal our amended and restated By-Laws;

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· provide that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum; and

· establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law may prevent new investors from influencing significant corporate decisions, could discourage, delay or prevent a transaction involving a change-in-control, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Prospectus may constitute “forward-looking statements”. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” contained in this Prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this Prospectus will prove to be accurate. Except as required by law, we expressly disclaim any obligation to update publicly any forward-looking statements for any reason after the date of this Prospectus, to conform these statements to actual results, or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this Prospectus.

Use of Proceeds

The Selling Stockholders may sell all of the Shares covered by this Prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the Common Stock.

Dividend Policy

To date, we have never declared dividends or paid cash dividends on our Common Stock. In the future, if we become profitable, our Board of Directors may, in its discretion, declare a dividend on our Common Stock from our surplus earnings.  There is no assurance that we will ever become profitable or that we will have surplus earnings from which a dividend can be paid.  The declaration of dividends will be at the discretion of the Board of Directors and will depend upon our earnings, financial position, general economic conditions and other pertinent factors.

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Determination of Offering Price

The price of the shares offered by the Selling Stockholders will be determined by the Selling Stockholders based upon based, among other factors, on certain historical transactions between the Company and the Selling Stockholders.  We have no agreement, written or oral, with our Selling Stockholders about this price in this offering.  Each Selling Stockholder will act independently in determining the price at which its Shares are sold.  The offering price may bear no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered by a Selling Stockholder in setting the offer price for its Shares might include:

• the risk or unpredictable nature of our business;

• the price at which we have sold our stock in offerings not registered under the Securities Act;

• what the Selling Stockholders consider to be our growth potential;

• the price at which we issued our Common Stock to certain of the Selling Stockholders in exchange for debt and for services; and

• the price the Selling Stockholder believes a purchaser is willing to pay for our stock;

Prior to this offering, there has been no market for our securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares likely will be “penny stocks” as that term is generally defined in the Exchange Act and the rules and regulations promulgated thereunder to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

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OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. We have engaged Spartan Securities Group Ltd, a FINRA Market Maker to file our application on Form 211 with FINRA.

Holders

As of the date of this Prospectus, we had 35 holders of record of our Common Stock.

Dividends

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with the audited financial statements and the notes to the audited financial statements included in the registration statement on Form S-1 of which this Prospectus is a part. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

We were incorporated in Delaware on February 14, 2012, and on March 2, 2012, we filed a registration statement on Form 10 to register with the U.S. Securities and Exchange Commission as a public company.  We were originally organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On April 18, 2012, Richard Chiang, then our sole director and shareholder, entered into a Stock Purchase Agreement whereby Mr. Goldstein of US Nuclear Corp purchased 10,000,000 shares of our common stock from Mr. Chiang, which constituted 100% of our issued and outstanding shares of common stock. Mr. Chiang then resigned from all positions. Subsequently, on May 18, 2012, the Registrant appointed Mr. Chiang to serve as a member of the Board of Directors. He resigned from this position on March 31, 2013.

Since our acquisition of Overhoff Technology in 2006, we have had discussions with other companies in our industry for an acquisition. While we targeted Overhoff due to its unique position in the tritium market, we had not commenced an acquisition since our Overhoff Technology acquisition; we believe in part the reason was due to lack of additional capital, our status as a privately-held entity at the time, and focus on developing our own products. We will seek out companies whom our management believes will provide value to our customers and will complement our business. We will focus on diversifying our product line into a larger range so that our customers and vendors may have a more expansive experience in type, choice, options, price and selection. We also believe that with a more diverse product line we will become more competitive as our industry is intensely competitive. Additionally, because of our current product concentration and specifically with Overhoff Technology, we derived 24% of our total revenues from one customer in 2013. We expect to encounter a continuation of this trend unless we are successful in diversifying our client base, executing our acquisition strategy and experience increases in business from our Technical Associates division.

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Our international revenues were 69% of our total revenue in 2013. We expect this to increase over time as we continue to field new orders inquires and engage new customers overseas. We believe that Korea and China will likely be a larger contributor to revenue within the next few years. While we maintain steady growth domestically, the international side of our business may be a larger component as nuclear technology and rapid development for clean energy grows abroad. Additionally, the Company relies on continued growth and orders from CANDU reactors (Canada Deuterium Uranium), and rapid development of the next generation of nuclear reactors called Molten Salt Reactors, (MSR) and Liquid-Fluoride Thorium Reactors (LFTR), all of which purchase tritium detection and monitor products. There can be no assurances as to our growth projections and our risk profile as we depend upon increased foreign customers for business.

Additionally, we are inexperienced as a public company and may find it difficult to meet all of the challenges and expenses of being a public company. As we commencing as a public company, we plan to raise capital by offering shares of our common stock or convertible debt to investors.  For the next twelve months, we anticipate we will need approximately $5,000,000 in additional capital to fund our business plans. If we do not raise the required capital we may not meet our expenses and there can be no assurance that we will be able to do so and if we do, we may find the cost of such financing to be burdensome on the Company. Additionally, we may not be able to execute on our business plans due to unforeseen market forces such as lower natural gas prices, difficulty attracting qualified executive staff, general downturn in our sector or by competition as we operate in an extremely competitive market for all of our product offerings.

Robert I. Goldstein, our President, Chief Executive Officer and Chairman of the Board of Directors also maintains a position as President of Gold Team Inc., a Delaware company that invests in industrial real estate properties for investment purposes. He holds an 8% interest in Gold Team Inc. and spends approximately 5 hours per week with affairs related to Gold Team Inc. The Company leases its current facilities from Gold Team Inc. which owns both the Canoga Park, CA and Milford, Ohio properties at an expense of $6,000 for each facility per month.

On September 30, 2014, we entered into a Forgiveness of Debt and Conversion Agreement with our President, Chief Executive Officer and Chairman of the Board of Directors, Robert I. Goldstein. We owed Mr. Goldstein, $868,828 in related party debt. Pursuant to this Agreement, Mr. Goldstein agreed to forgive $668,828 and we agreed to convert the balance of the debt, $200,000 into restricted shares of our Company at $0.20 cents per share. We then issued Mr. Goldstein 1,000,000 shares of our restricted common stock. With this Agreement, we have eliminated our related party debt from our balance sheet and financial statements. We have filed this Agreement as an exhibit to this Form S-1 registration statement.

On October 16, 2014, our Chief Financial Officer, and Secretary, Darian B. Andersen resigned, effective, October 31, 2014. Mr. Andersen has been of service to the Company for more than 2 years. Our relationship with him was considered to be positive and his departure from our company was because of his desire to continuing pursuing his work as a legal attorney. On that same day, we retained the services of Rachel Boulds, as our Chief Financial Officer, and Secretary to fill the void left by Mr. Andersen. Ms. Boulds is an experienced accountant and former auditor for public companies having been employed at PCAOB member firms. Ms. Boulds has agreed to begin providing services to the Company upon the effective date of Mr. Andersen’s resignation date.

On November 4, 2014, we entered into a five year Employment Agreement with our President, Chief Executive Officer and Chairman of the Board of Directors, Robert I. Goldstein. The Agreement calls for a salary of $100,000 per year, payable at the end of the fiscal year.

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Results of Operations

Nine months ended September 30, 2014 compared to September 30, 2013

	Nine Months Ended September 30,		Change
	2014	2013	$	%

Sales	$1,114,156	$1,478,339	$(364,183)	-24.6%
Cost of goods sold	587,268	740,222	(152,954)	-20.7%
Gross profit	526,888	738,117	(211,229)	-28.6%
Selling, general and administrative expenses	1,040,442	1,134,686	(94,244)	-8.3%
Income (loss) from operations	(513,554)	(396,569)	(116,985)	29.5%
Other income (expense)	167,706	157,195	10,511	6.7%
Income before provision for income taxes	(345,848)	(239,374)	(106,474)	44.5%
Provision for income taxes	0	0	0
Net income (loss)	$(345,848)	$(239,374)	$(106,474)	44.5%

Revenue for the nine months ended September 30, 2014 were $1,114,156 compared to $1,478,339 for the nine months ended September 30, 2013. The decrease of $364,183 or 24.6% in primarily a result of a decrease in revenue from our Optron subsidiary of $390,187. The revenue breakdown is as follows:

North America 76%

Asia (Including Japan) 8%

Other 16%

Our gross margins for the nine months ended September 30, 2014 were 47.3% as compared to 49.9% for the nine months ended September 30, 2013. The decrease in gross margin is due to slightly higher inventory costs.

General and administrative expense for the nine months ended September 30, 2014 decreased by 8.3% over 2012 to $1,040,442 down from $1,134,686 for the nine months ended September 30, 2013. The decrease is mainly attributed to lower professional fees offset by higher payroll and research and development costs.

Net loss for the nine months ended September 30, 2014 was $345,848 compared to $239,374 for the nine months ended September 30, 2013. The increase in net loss of $106,474 was attributed to lower sales and lower gross margins in 2014 offset by lower selling, general and administrative expenses.

Year ended December 31, 2013 compared to December 31, 2012

	Year Ended December 31,		Change
	2013	2012	$	%

Sales	$2,353,860	$2,609,659	$(255,799)	-9.8%
Cost of goods sold	1,221,426	1,276,721	(55,295)	-4.3%
Gross profit	1,132,434	1,332,938	(200,504)	-15.0%
Selling, general and administrative expenses	1,156,823	809,309	347,514	42.9%
Income (loss) from operations	(24,389)	523,629	(548,018)	-104.7%
Other income (expense)	(4,656)	(7,500)	2,844	-37.9%
Income before provision for income taxes	(29,045)	516,129	(545,174)	-105.6%
Provision for income taxes	0	24,653	(24,653)
Net income (loss)	$(29,045)	$491,476	$(520,521)	-105.9%

Revenue for the year ended December 31, 2013 were $2,353,860 compared to $2,609,659 for the year ended December 31, 2012. The decrease of $255,799 or 9.8% in primarily a result of a decrease in revenue from our Overhoff subsidiary of $249,653. The revenue breakdown is as follows:

North America 36%

Asia (Including Japan) 49%

Other 15%

Our gross margins for the year ended December 31, 2013 were 48.1% as compared to 51.1% for the year ended December 31, 2012. The decrease in gross margin is due to slightly higher inventory costs.

General and administrative expense for the year ended December 31, 2013 increased by 42.9% over 2012 to $1,156,823 up from $809,309 for the year ended December 31, 2012. The increase is mainly attributed to professional fees and payroll and related costs.

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Professional fees increased by 993% to $185,119 for the year ended December 31, 2013 compared to $ 16,930 in the prior year. During 2013 fees were incurred for consulting as well as audit, legal and accounting services required for the Company’s quarterly filings.

Provision for income taxes for the years ended December 31, 2013 and 2012 were $0 and $24,653. We did not record a provision for income taxes in 2013 as we incurred a net loss.

Net loss for the year ended December 31, 2013 was $29,045 compared to net income of $491,476 for the year ended December 31, 2012. The decrease in net income of $520,521 was attributed to lower sales and lower gross margins in 2013 compounded by higher selling, general and administrative expenses.

Liquidity and Capital Resources

Our operations have historically financed by our majority stockholder. As funds were needed for working capital purposes, our majority stockholder would loan us the needed funds. During the quarter ended September 30, 2014, our majority stockholder converted $200,000 of debt into 1,000,000 shares of common stock and also forgave $688,828 in debt that has been accounted for as a capital contribution. In addition, during the nine months ended September 30, 2014 we sold 1,540,000 shares of our common stock for $108,545. We anticipate funds the growth of our business through the sales of shares of our common stock and loans from our majority stockholder if necessary.

At September 30, 2014, total assets decreased by 1%, to $2,843,422 from $2,867,847 at December 31, 2013 principally related to an increase in cash and cash equivalents, a decreased in accounts receivable and an increase in inventory.

At September 30, 2014, total liabilities decreased by 53% to $570,291 from $1,226,241 at December 31, 2013 principally related to the conversion to equity and forgiveness of indebtedness to the Company’s principal stockholder.

At December 31, 2013, total assets increased by 19.4%, to $2,867,849 from $2,401,233 for 2012 principally related to an increase in inventory and accounts receivable.

At December 31, 2013, total liabilities increased by 70.9% to $1,226,241from $717,681 for 2012 principally related to an increase in the line of credit borrowings and note payable to the principle shareholder.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("US GAAP"). US GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expenses amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

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Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

We believe the following is among the most critical accounting policies that impact our consolidated financial statements. We suggest that our significant accounting policies, as described in our financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

·	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

·	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

·	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

·	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an emerging growth company, the company is exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

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The Company is an Emerging Growth Company under the JOBS Act of 2012, but the Company has irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(B) of the JOBS Act.

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carry forwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013.The adoption of ASU 2013-11 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 did not have a material impact on our financial position or results of operations.

In July, 2012, the FASB issued ASU 2012-02, Intangibles-Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangible Assets for Impairment.  The ASU provides entities with an option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired.  If an entity concludes that it is more than 50% likely that an indefinite-lived intangible asset is not impaired, no further analysis is required.  However, if an entity concludes otherwise, it would be required to determine the FV of the indefinite-lived intangible asset to measure the amount of actual impairment, if any, as currently required under US GAAP. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted. The adoption of this pronouncement will not have a material impact on our financial statements.

Off-Balance Sheet Arrangements

None.

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MANAGEMENT

Neither the Company, its property, nor any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them.  None of its officers or directors have been convicted in, nor is subject to, any criminal proceeding.

The names and ages of the directors and executive officers of the Company and their positions with the Company are as follows:

Name	Age	Position
Robert I. Goldstein	66	President, Chief Executive Officer, and Chairman of the Board of Directors

Rachel Boulds	44	Chief Financial Officer and Secretary

Dr. Gerald Entine	71	Member of the Board of Directors

Officers and Directors

Robert I. Goldstein –President, Chief Executive Officer and Chairman of the Board of Directors: Mr. Goldstein entered the radiation detection industry in 1972 as an applications engineer, production manager, and then general manager for Optron Scientific Company, Inc. DBA, Technical Associates. Mr. Goldstein is a physicist and an award winning specialist in the nuclear radiation detection industry has more than 30 years of experience in the field. He has authored more than 20 white papers and abstract presentations on industrial research use of radiation measurement equipment and instruments. His work has been approved by US Federal standards set by the EPA (Environmental Protection Agency), FDA (Food and Drug Administration), and NRC (Nuclear Regulatory Commission). Mr. Goldstein has also worked closely with and continues ongoing joint development programs with Los Alamos National Lab and Jefferson National Lab. He was instrumental in the acquisition of Overhoff Technology Corp, at the time, the world’s only tritium detection company, in 2006. His experience in the field of radiation detection ranges from development of instrumentation to design and development for air, water and surface applications. He is also an accomplished inventor having invented miniature radiation detectors for use during surgery. Mr. Goldstein graduated from MIT with a BS in Physics and from Stanford University with an MS in Mechanical Engineering. Mr. Goldstein is affiliated with the following scientific groups: Health Physics Society, American Nuclear Society, DOE (US Department of Energy) Tritium Focus Group, Air Monitoring User’s Group and Health Physics Instrument Committee.

Rachel Boulds – Chief Financial Officer and Secretary: Ms. Boulds has been engaged in private practice as an accountant and consultant. She specializes in preparation of full disclosure financial statements for public companies to comply with GAAP and SEC requirements. From August 2004 through July 2009, she was employed as an audit senior for HJ & Associates, LLC, where she performed audits and reviews for public and private companies, including the preparation of financial statements to comply with GAAP and SEC requirements. From 2003 through 2004, Ms. Boulds was employed as an audit senior for Mohler, Nixon and Williams. From September 2001, through July 2003, Ms. Boulds worked as an ABAS associate for PriceWaterhouseCoopers. From April 2000 through February 2001, she was employed an eCommerce accountant for the Walt Disney Group’s GO.com division. Ms. Boulds holds a B.S. in accounting from San Jose State University, 2001 and is licensed as a CPA in the state of Utah.

Dr. Gerald Entine– Member of the Board of Directors: Dr. Entine is the founder and former majority stockholder of RMD, Inc and RMD Instruments, LLC, which was sold to Dynasil Corporation in 2008. He still retains a substantial interest in Dynasil. He has more than 40 years of experience in both applied and basic scientific research in optics, nuclear sensors and instrumentation and related physics or biophysics-based technologies. Dr. Entine received his B.Sc. and M.A. in Physics from the University of Pennsylvania. He then received his Ph.D. in physics from the University of California at Berkeley under the direction of two Nobel Laureates: Dr. Melvin Calvin and Dr. Owen Chamberlain. Dr. Entine then joined Tyco Laboratories, a high technology research center in Boston, and conducted studies in semiconductor sensors until 1974, when he founded RMD with technology that RMD acquired from Tyco. Dr. Entine continues to be involved in research, and has been the Principal Investigator on over a hundred research contracts and grants funded privately and by government. His publications include works in Physics and Instrumentation, Basic Chemistry, and Medicine & Biophysics. Dr. Entine retired from his position as Division Manager of Radiation Monitoring Devices in 2011, at which time the division had a staff of about 90 of which half had Ph.D.'s. He now consults for several technical firms.

When considering whether the directors have the experience, qualifications, attributes and skills, taken as a whole to enable our board to satisfy its oversight responsibilities effectively, the board focuses on the diversity of skills, business and professional business experience reflected in the descriptions above. In particular:

•	With respect to Mr. Goldstein, the board considered his perspective and experience with our ongoing strategy and operations that he has obtained through his service to the Company and his ability to evaluate and assist with potential acquisitions and business opportunities.

•	With respect to Dr. Entine, the board considered his extensive managerial and scientific expertise, as well as his experience in operating RMD Inc, and RMD Instruments LLC, which were acquired by Dynasil Corporation, a publicly-traded company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

		Number of Shares of	Class Before	Percent of Class
Name	Position	Common Stock	Offering (1)	After Offering (2)
Robert I. Goldstein President & CEO	President, CEO, Chairman of the Board of Directors	10,150,000	77%	77%

Rachel Boulds	Chief Financial Officer and Secretary	-	0%	0%

Dr. Gerald Entine	Member of the Board of Directors	-	0%	0%

All Directors and Officers as a Group, 3 persons		10,150,000	77%	77%

Darian B. Andersen (3)		25,000	* %	*%

Richard Chiang (4)		2,000,000	15%	8%

* indicates less than 1%

(1) Based upon 13,265,000 shares outstanding as of the date of this offering.

(2) Assumes sale of all 3,090,000 shares offered, and 13,265,000 shares outstanding following the offering.

(3) Former Chief Financial Officer, holder of 25,000 restricted shares.

(4) Former President, CEO, Chairman of the Board of Directors

Significant Employees

We are dependent on the experience, knowledge, skill and expertise of our President and CEO Robert I. Goldstein. We are also in large part dependent on current CFO, Rachel Boulds, Dell Williamson, Manager of the Overhoff Division, and Ivan Mitev, our Chief Engineer at the Overhoff Division and Ian Embry in sales. The loss of any of the key personnel listed above could materially and adversely affect our future business efforts. Our success depends in substantial part upon the services, efforts and abilities of Robert I. Goldstein, our Chairman and Chief Executive Officer, due to his experience, history and knowledge of the nuclear radiation industry and his overall insight into our business direction. The loss or our failure to retain Mr. Goldstein, or to attract and retain additional qualified personnel, could adversely affect our operations.  We do not currently carry key-man life insurance on Mr. Goldstein or any of our officers and have no present plans to obtain this insurance.

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Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

Family Relationships

There are no family relationships among directors, executive officers, or persons nominated or chosen by the issuer to become directors or executive officers.

Compliance with Section 16(A) Of The Securities Exchange Act Of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires our Directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities (collectively, "Section 16 reporting persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of any such reports furnished to us, none of the Section 16 reporting persons failed to file on a timely basis reports required by Section 16(a) of the Exchange Act with respect to our most recent fiscal year, and through September 30, 2014.

Meetings of the Board of Directors

Mr. Goldstein was elected director by the former sole stockholder of the Company in April 18, 2012.   On March 28, 2014, Dr. Gerald Entine was elected to serve on the Board of Directors.  The Board establishes policy and provides strategic direction, oversight, and control of the Company.  As of the date of this Prospectus, the Board of Directors had no standing audit, compensation, nominating or other committees, although the Board intends to establish such committees in the future.

Code of Ethics

As of the date of this Prospectus, we had not adopted a formal, written code of conduct (“Code of Ethics”) within the specific guidelines promulgated by the SEC, although we intend to adopt a Code of Ethics in the near future.

Procedures for Security Holders to Nominate Directors

Our bylaws do not provide a procedure for Stockholders to nominate directors.  The Board of Directors does not currently have a standing nominating committee.  The Board of Directors currently has the responsibility of selecting individuals to be nominated for election to the Board of Directors.  Qualifications considered by the Directors in nominating an individual may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, reputation, civic, community and industry relationships and industry knowledge.  In nominating an existing director for re-election to the Board of Directors, the Directors will consider and review an existing director’s Board and Committee attendance, performance and length of service.

Equity Incentive Plan

As of the date of this Report, the Registrant has not entered into any Equity Incentive Plans.

Option Grants in the Last Fiscal Year

No Stock Appreciation Rights (“SARs”) or options to purchase our stock were granted to the Named Executive Officers during fiscal year ended December 31, 2013.

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Retirement Plan

We do not currently have any retirement plan, but we expect to adopt one in the near term.

Compensation of Directors During Period Ended September 30, 2014.

During the period ended September 30, 2014, we did not compensate our directors for acting as such.

Audit Committee

As of the date of this Prospectus, we did not have a standing Audit Committee.  We intend to establish an Audit Committee of the Board of Directors, which will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in the regulations of the SEC.  The Audit Committee’s duties would be to recommend to our Board of Directors the engagement of independent auditors to audit our consolidated financial statements and to review our accounting and auditing principles.  The Audit Committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors, if any, and independent public accountants, including their recommendations to improve the system of accounting and internal control.  The Audit Committee would at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.  As of the date of this Prospectus, we did not have an audit committee financial expert, in light of our size, although we intend to review this issue as the Company grows, especially as the Company implements a standing Audit Committee.

Compensation Committee

As of the date of this Prospectus, we did not have a standing Compensation Committee.  We intend to establish a Compensation Committee of the Board of Directors.  The Compensation Committee would review and approve our salary and benefits policies, including compensation of executive officers.  The Compensation Committee would also administer any stock option plans that we may adopt and recommend and approve grants of stock options under such plans.

Nominating and Corporate Governance Committee

As of the date of this Prospectus, we did not have a standing Nominating and Corporate Governance Committee.  We intend to establish a Nominating and Corporate Governance Committee of the Board of Directors to assist in the selection of director nominees, approve director nominations to be presented for stockholder approval at our annual meeting of stockholders and fill any vacancies on our Board of Directors, consider any nominations of director candidates validly made by stockholders, and review and consider developments in corporate governance practices.

Executive Compensation

Our President, CEO and Chairman of the Board of Directors, Robert I. Goldstein and our Chief Financial Officer and Secretary, Rachel Boulds are compensated for their services to the Company; no other officer receives compensation from the Company. Until the Company acquires additional capital, it is not anticipated that any other officer other than these two individuals will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

The Company has no stock option, retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

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We have entered into an employment agreement with our President, CEO and Chairman of the Board of Directors, Robert I. Goldstein as disclosed by exhibit in this Form S-1. We may enter into further agreements following our receipt of additional capital.

The Company does not have a standing compensation committee, audit committee, nomination committee, or committees performing similar functions.  We anticipate that we will form such committees of the Board of Directors once we have a full Board of Directors.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the year ended December 30, 2012, December 30, 2013, and as of September 30 2014.

Name and Principal Position	Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Other Compensation	Total
Robert I. Goldstein
President and Chief Executive Officer, Chairman of the Board of Directors	2012, 2013 and 2014	$0	$0	$0	$0	$0

Rachel Boulds (1)
Chief Financial Officer	2014	$0	$0	$0	$0	$0

(1) Ms. Boulds became our CFO on October 31, 2014.

Director Independence

As of the date of this Prospectus, we had one independent director on our Board of Directors..  We anticipate that our Common Stock will eventually be traded on the OTC Bulletin Board, which does not impose standards relating to director independence or the makeup of committees with independent directors, or provide definitions of independence.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of the Company’s capital stock.

Authorized Capital Stock

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.0001 per share, (the “Common Stock”), of which there are 13,265,000 issued and outstanding, and 5,000,000 shares of Preferred Stock, (the “Preferred Stock”) par value $.0001 per share, of which none have been designated or issued. The following summarizes important information regarding our capital stock.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available. In the event of a liquidation, dissolution or winding up of the company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase the Company’s Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

Preferred Stock

The Board of Directors is authorized by our Certificate of Incorporation to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, we have no plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

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The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement on Form 10 filed with the SEC on March 2, 2012.

Dividends

We have not paid any dividends on our Common Stock and do not presently intend to pay cash dividends prior to the consummation of a business combination. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination, if any. The payment of any dividends subsequent to a business combination, if any, will be within the discretion of our then existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, the Board of Directors does not anticipate paying any cash dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase common shares.

Options

We have not issued and do not have outstanding any options to purchase common shares.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into common shares or any rights convertible or exchangeable into common shares.

Trading of Securities in Secondary Market

The Company presently has 13,265,000 shares of Common Stock issued and outstanding, all of which are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering.

This Prospectus, and the Registration Statement of which it is a part, registers the resale by the Selling Stockholders of up to 3,090,000 shares of the Company’s Common Stock, constituting 23% of the shares held by the Selling Stockholders.

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Following the effectiveness of the registration statement of which this Prospectus is a part, we plan to apply for quotation of our securities on the OTC Bulletin Board.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities mother than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family relationships between any of the selling shareholders and Robert I. Goldstein, our President, CEO and Chairman of the Board of Directors:

Carol Goldstein Mother

Linda Goldstein Daughter

Neal& Fran Goldstein Cousin

SELLING STOCKHOLDERS

The Company is registering for offer and sale by existing holders thereof 3,090,000 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.25 per share, until the Company’s common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be “underwriters” under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

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	Number of Shares	Percentage Before	Shares Offered	After Offering Number of Shares	Percentage After
Name	Owned	Offering(1)	Herein	Owned	Offering(2)

David Alban	10,000	*	10,000	0	0%
Ma Tan Be	20,000	*	20,000	0	0%
Mark Buntzman	10,000	*	10,000	0	0%
David Chan	100,000	*	100,000	0	0%
John Sein Chong Chan	10,000	*	10,000	0	0%
Jennifer Cheng	80,000	*	80,000	0	0%
Lucy Chung Kee Cheng	10,000	*	10,000	0	0%
Ramabadra K. Chari	10,000	*	10,000	0	0%
Richard Chiang (1)	2,000,000	15%	2,000,000	0	0%
Matthew Corey	100,000	*	100,000	0	0%
Leonard E. Effron & Roberta Effron	10,000	*	10,000	0	0%
Ian Embry	10,000	*	10,000	0	0%
John Grant	100,000	*	100,000	0	0%
Carol Goldstein	20,000	*	20,000	0	0%
Linda Goldstein	10,000	*	10,000	0	0%
Neal & Fran Goldstein	30,000	*	30,000	0	0%
Carlos Guarro	10,000	*	10,000	0	0%
Cynthia Guarro	10,000	*	10,000	0	0%
Thomas Ham	100,000	*	100,000	0	0%
Paul D. Hancock	10,000	*	10,000	0	0%
Michael Hastings	100,000	*	100,000	0	0%
Dr. Horst Krupp	10,000	*	10,000	0	0%
Robert P. Lidral	10,000	*	10,000	0	0%
Wei Liu	100,000	*	100,000	0	0%
Michael F. Mikula	10,000	*	10,000	0	0%
Ivan P. Mitev	10,000	*	10,000	0	0%
Penelope Randall	10,000	*	10,000	0	0%
Jerrold & Sharon Shuster	30,000	*	30,000	0	0%
Mark Vergini	10,000	*	10,000	0	0%
James Thomas Voss	20,000	*	20,000	0	0%
Dell Williamson	10,000	*	10,000	0	0%
Li Xuejun	10,000	*	10,000	0	0%
Meijun You	100,000	*	100,000	0	0%
Total	3,090,000	100%	3,090,000	0	0%

(1) Former President, CEO, Chairman of the Board of Directors

Once the registration statement of which this Prospectus is part becomes effective with the SEC, and once a public market develops, the Selling Stockholders may sell the Shares indicated above in public transactions or otherwise, on the OTC Bulletin Board (or such other public market as may develop) or in privately negotiated transactions. Those resales may be at the then-prevailing market price or at any other price that a particular Selling Stockholders may negotiate.  The Selling Stockholders act independently of one another in making a determination to sell the Shares owned by them and they do not act as or form a group for purposes of their ownership or disposition of the Shares offered hereunder.  There is no guarantee that a public market in the Common Stock will develop in the foreseeable future or ever.

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SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 13,265,000 shares of common stock outstanding of which 10,150,000 shares are owned by officers and directors of the Company, and 25,000 shares are owned by a former officer. There will be 13,265,000 shares outstanding if the maximum number of Shares offered herein is sold.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company’s securities.

USE OF PROCEEDS

All of the Shares, if and when sold, are being offered and sold by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest.  We will not receive any proceeds from those sales.

The following table provides information about the actual and potential ownership of our Common Stock by the Selling Stockholders, and the number of such shares included for sale in this Prospectus.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of up to 3,090,000 Shares held by the Selling Stockholders as described above.

Once the registration statement of which this Prospectus is part becomes effective, the Selling Stockholders and any of their pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per Share;

• through the writing of options on the Shares;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The Selling Stockholders or their pledges, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell Shares in block transactions to market makers or other purchasers at a price per Share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the Shares offered in this Prospectus will be sold by the Selling Stockholders. In addition, the Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered in this Prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

50

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of their Shares and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the Shares from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholders under this Prospectus.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the Shares from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholders under this Prospectus.

As noted above, each Selling Stockholder may be an “underwriter” within the meaning of the Securities Act in connection with the sale of our Common Stock under this Prospectus. We will pay all expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents of the Selling Stockholders. If any of these other expenses exists, we expect the applicable Selling Stockholder to pay these expenses.

The Selling Stockholders acquired the Shares offered hereby in the ordinary course of business and they have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Shares by the Selling Stockholders. We will file a supplement to this Prospectus if the Selling Stockholders enter into a material arrangement with a broker-dealer for sale of Common Stock being registered. If the Selling Stockholders use this Prospectus for any sale of the Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by the Selling Stockholders for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of Shares and activities of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

EXPERTS

The audited consolidated financial statements of US Nuclear Corp., for the two year period ended December 31, 2013, were audited by Kenne Ruan, CPA, P.C., an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. From May 6, 2014 to present, Anton & Chia, LLP was engaged as the Company’s independent registered public accounting firm.

51

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Paesano Akkashian, P.C. of Bloomfield Hills, Michigan.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

52

Article Tenth of the registrant’s Charter provides that, “to the fullest extent permitted by the Delaware General Corporation Law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.”

Article XI, Section 1(c) of the registrant’s Bylaws further provides that “Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Common Stock and our Company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.  We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

53

US Nuclear Corp. and Subsidiaries

Consolidated Financial Statements

For The Years Ended December 31, 2013 and 2012

Contents

Page
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Consolidated Balance Sheets as of December 31, 2013 and 2012	F-3

Consolidated Statements of Operations for the years ended
December 31, 2013 and 2012	F-4

Consolidated Statements of Shareholders' Equity for the years ended
December 31, 2013 and 2012	F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 2013 and 2012	F-6

Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of US Nuclear Corp.

We have audited the accompanying consolidated balance sheets of US Nuclear Corp. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. US Nuclear Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Nuclear Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/KenneRuan, CPA, P.C.

Woodbridge, Connecticut

April 11, 2014

F-2

US NUCLEAR CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND 2012

ASSETS

CURRENT ASSETS	2013	2012
Cash and cash equivalents	$265,873	$348,439
Accounts receivable	584,813	333,241
Inventory	1,421,642	1,131,574
Other current assets	4,800	-
TOTAL CURRENT ASSETS	2,277,128	1,813,254

PROPERTY, EQUIPMENT AND IMPROVEMENTS, net	20,543	17,803
GOODWILL	570,176	570,176
TOTAL ASSETS	$2,867,847	$2,401,233

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts payable	$140,250	$108,438
Accrued liabilities	61,072	37,242
Income taxes payable	-	24,653
Customer Deposit	9,235	-
Line of credit	355,255	218,500
TOTAL CURRENT LIABILITIES	565,812	388,833

Note payable - shareholder	660,429	328,848
TOTAL LIABILITIES	1,226,241	717,681

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDER'S EQUITY:
Preferred stock, $0.0001 pare value, 5,000,000 shares
authorized; none issued and outstanding
Common stock, $0.0001 par value; 100,000,000 shares authorized,
10,700,000 and 9,150,000 shares issued and outstanding	1,070	915
Additional paid in capital	2,157,064	2,170,120
Accumulated deficit	(516,528)	(487,483)
TOTAL SHAREHOLDER'S EQUITY	1,641,606	1,683,552
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$2,867,847	$2,401,233

The accompanying notes are an integral part of these consolidated financial statements

F-3

US NUCLEAR CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Sales	$2,353,860	$2,609,659
Cost of goods sold	1,221,426	1,276,721
Gross profit	1,132,434	1,332,938

Selling, general and administrative expenses	1,156,823	809,309

Income from operations	(24,389)	523,629

Other income (expense)
Interest income	—	—
Interest expense	(4,656)	(7,500)
Total non-operating income (expense)	(4,656)	(7,500)

Income before provision for income taxes	(29,045)	516,129

Provision for income taxes	—	24,653

Net income (loss)	$(29,045)	$491,476

Weighted average shares outstanding - basic and diluted	9,476,986	9,150,000

Earnings per shares - basic and diluted	$(0.00)	$0.05

The accompanying notes are an integral part of these consolidated financial statements

F-4

US NUCLEAR CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

			Additional		Total
	Common Stock	Paid-in	Accumulated	Shareholder's
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2011	9,150,000	$915	$2,170,120	$(978,959)	$1,192,076

Net income	—	—	—	491,476	491,476

Balance, December 31, 2012	9,150,000	915	$2,170,120	(487,483)	1,683,552

Shares issued in connection
with reverse merger	1,550,000	155	(13,056)		(12,901)
Net loss	—	—	—	(29,045)	(29,045)

Balance, December 31, 2013	10,700,000	$1,070	$2,157,064	$(516,528)	$1,641,606

The accompanying notes are an integral part of these consolidated financial statements

F-5

US NUCLEAR CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(29,045)	$491,476
Adjustment to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	3,694	18,428
Changes in:
Accounts receivable	(251,572)	(131,093)
Inventory	(290,068)	(248,995)
Other current assets	(4,800)
Accounts payable	29,812	26,228
Accrued liabilities	23,830	2,618
Income taxes payable	(24,653)	24,653
Customer deposits	9,235	(174,372)

Net cash provided by (used in) operating activities	(533,567)	8,943

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and improvements	(6,434)	—
Payments on acquisition payable	—	(78,536)

Net cash used in investing activities	(6,434)	(78,536)

CASH FLOWS FROM FINANCING ACTIVITIES
Net receipts on line of credit	136,755	80,435
Payment on note payable - shareholder		—
Proceeds from note payable - shareholder	320,680	172,731

Net cash provided by financing activities	457,435	253,166

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(82,566)	183,573

CASH AND CASH EQUIVALENTS
Beginning of the year	348,439	164,866
End of the year	$265,873	$348,439

Supplemental disclosures of cash flow information
Taxes paid	$24,653	$—
Interest paid	$4,656	$7,500

The accompanying notes are an integral part of these consolidated financial statements

F-6

US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

 US Nuclear Corp., formerly known as APEX 3, Inc., (the “Company” or “US Nuclear”) was incorporated under the laws of the State of Delaware on February 14, 2012.  On that date, 10,000,000 shares of common stock were issued to its founder, Richard Chiang.  On April 18, 2012, 10,000,000 were sold to Robert Goldstein, subsequently, Mr. Goldstein sold 850,000 shares to Mr. Chiang, leaving Mr. Goldstein with 9,150,000. On May 4, 2012, we amended our name to US Nuclear Corp. On August 15, 2013, Mr. Chiang purchased an additional 700,000 shares of common stock. On October 15, 2013, the Company merged its subsidiary, US Nuclear Acquisition Corp. into Optron Scientific Company Inc. (described below).  On December 31, 2013 there were 10,700,000 shares of common stock outstanding.  On January 1, 2014, Mr. Chiang purchased an additional 450,000 shares of common stock. Optron Scientific Company, Inc. (“Optron”) was incorporated in the State of California on December 24, 1971.

On October 15, 2013, the Company entered into a share exchange agreement and plan of merger with Optron. Pursuant to the agreement, the Company acquired from Optron all of the issued and outstanding capital stock consisting of 98,372 shares of common stock in exchange for 9,150,000 shares of the Company’s common stock.

Concurrently with the closing of the transactions, the Company entered into an agreement with Richard Chiang, the Company’s sole director and chief executive officer, pursuant to which he returned 9,150,000 shares of the Company’s common stock for cancellation. Mr. Chiang was not compensated for the cancellation of his shares of the Company’s common stock. Upon completion of the foregoing transactions, the Company had an aggregate of 10,700,000 shares of common stock issued and outstanding.

The exchange of shares with Optron was accounted for as a reverse acquisition under the purchase method of accounting since Optron obtained control of the Company. Accordingly, the merger of Optron into the Company was recorded as a recapitalization of Optron, Optron being treated as the continuing entities. The historical financial statements presented are the financial statements of Optron. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer, US Nuclear, were $12,901.

As a result of the reverse merger transactions described above the historical financial statements presented are those of Optron, the operating entity.

The Company is engaged in developing, manufacturing and selling radiation detection and measuring equipment. The Company markets and sells its products to consumers throughout the world.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Optron and its wholly-owned subsidiary, Overhoff Technology Corporation (“Overhoff”), and have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany transactions and balances have been eliminated.

 Note 2 – Summary of Significant Accounting Policies

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

F-7

US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses for accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded based on the Company’s historical collection history. Allowance for doubtful accounts as of December 31, 2013 and 2012 were $0 and $0, respectively.

Inventories

Inventories are valued at the lower of cost (determined primarily by the average cost method) or market. Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Furniture and fixtures	5 years
Leasehold improvement	Lesser of lease life or economic life
Equipment	5 years
Computers and software	5 years

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, “Property, Plant, and Equipment,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at December 31, 2013 the Company believes there was no impairment of its long-lived assets.

F-8

 US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Goodwill

Goodwill represents the excess of purchase price over the underlying net assets of businesses acquired. The entire goodwill balance in the accompanying financial statements resulted from the Company’s acquisition of Overhoff Technology Corporation in 2006. Under accounting requirements, goodwill is not amortized but is subject to annual impairment tests. As of December 31, 2013 and 2012 the Company performed the required impairment review which resulted in no impairment adjustments.

Revenue Recognition

The Company’s revenue recognition policies comply with FASB ASC Topic 605. Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposits.

Sales returns and allowances was $0 for the years ended December 31, 2013 and 2012. The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

Customer Deposits

Customer deposits represent cash paid to the Company by customers before the product has been completed and shipped.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, “Earnings Per Share.” Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive convertible shares and stock warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during 2013 and 2012.

F-9

US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Segment Reporting

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has two reportable segments. See Note 8.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued ASU No. 2013-04, Liabilities (Topic 405), “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists (A Consensus the FASB Emerging Issues Task Force). ASU 2013-11 provides guidance on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforward in the same tax jurisdiction as of the reporting date. This amendment is effective for public entities for fiscal years beginning after December 15, 2013 and interim periods within those years. The company does not expect the adoption of this standard to have a material impact on the Company’s financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the Securities Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 3 – Inventory

Inventory at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Raw materials	$870,758	$750,904
Work in Progress	137,721	95,168
Finished goods	413,163	285,502
	$1,421,642	$1,131,574

F-10

US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Note 4 – Property, Equipment and Improvements

The following are the details of the property, equipment and improvements at December 31, 2013 and 2012:

	2013	2012
Furniture and fixtures	$146,073	$143,497
Leasehold Improvements	50,091	49,696
Equipment	212,076	205,643
Computers and software	26,628	26,628
Less accumulated depreciation	(414,325)	(407,661)
Property and equipment, net	$20,543	$17,803

Note 5 – Note Payable Shareholder

Robert Goldstein, the owner of the Company, has loaned funds to the Company from time to time. These loans are evidenced by unsecured, non-interest bearing notes due on December 31, 2015. The amounts due to Mr. Goldstein are $660,429 and $328,848 as of December 31, 2013 and 2012, respectively.

Note 6 – Line of Credit

As of December 31, 2013 the Company had three lines of credit with a maximum borrowing amount of $400,000 and interest from 3.25% to 9.25%. As of December 31, 2013 and 2012, the amounts outstanding under these three lines of credit were $355,255 and $218,500, respectively.

Note 7 – Shareholders’ Equity

There was no stock based compensation incurred during the years ended December 31, 2013 and 2012.

See Note 1 for discussion of shares issued and canceled in connection with the share exchange agreement and plan of merger agreement

Note 8 – Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has two reportable segments: Optron and Overhoff. Optron is located in Canoga Park, California and Overhoff is located in Milford, Ohio.

The following tables summarize the Company’s segment information for 2013 and 2012:

F-11

US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Year Ended December 31,
	2013	2012

Sales
Optron	$896,784	$902,930
Overhoff	1,457,076	1,706,729
	$2,353,860	$2,609,659

Gross profit
Optron	$494,178	$350,818
Overhoff	638,256	982,120
	$1,132,434	$1,332,938

Income (loss) from operations
Optron	$(121,492)	$20,194
Overhoff	97,103	503,435
	$(24,389)	$523,629

Provision for income taxes
Optron	$-	$24,653
Overhoff	-	-
	$-	$24,653

Net income (loss)
Optron	$(125,114)	$(10,253)
Overhoff	96,069	501,729
	$(29,045)	$491,476

	As of December 31,
	2013	2012
Total Assets
Optron	$952,092	$724,633
Overhoff	1,915,755	1,693,600
	$2,867,847	$2,418,233

Goodwill
Optron	$-	$-
Overhoff	570,176	570,176
	$570,176	$570,176

F-12

Note 9 – Income Taxes

At December 31, 2013 and 2012, the significant components of the deferred tax assets are summarized below:

	2013	2012

Approximate net operating loss carry forwards	$29,000	$-

Deferred tax assets:
Federal net operating loss	$9,697	$-
State net operating loss	7,385	-
Tax credit	49,740	49,740
Total deferred tax assets	66,823	49,740
Less valuation allowance	(66,823)	(49,740)
	$-	$-

The valuation allowance increased (decreased) by $17,083 and $(314,357) in 2013 and 2012 as a result of the Company generating additional net operating losses in 2013 and applying net operating losses and tax credits against its taxable income in 2012. The Company’s remaining tax credit carryforwards of $49,740 begin to expire in 2027 and its net operating loss carryforward begin to expire in 2028.

Income tax expense reflected in the consolidated statements of income consist of the following for 2013 and 2012:

	2013	2012

Current
Federal	$-	$300,420
State	-	31,625
	-	332,045
Deferred
Federal	-	(275,767)
State	-	(31,625)
	-	(307,392)

Income tax expense	$-	$24,653

The deferred tax benefit for the year ended December 31, 2012 consists of reduction in the valuation allowance resulting from use of federal net operating losses, state net operating losses and federal tax credits in the amounts of $179,210, $31,625 and $96,557, respectively.

The reconciliation of the effective income tax rate to the federal statutory rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012

Federal income tax rate	-34.0%	34.0%
State tax, net of federal benefit	-6.0%	6.0%
Net operating losses	40.0%	-34.7%
Tax credits	0.0%	-24.5%
Other	0.0%	24.1%
Effective income tax rate	0.0%	4.8%

F-13

The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months. The Company will continue to classify income tax penalties and interest as part of general and administrative expense in its consolidated statements of operations. There were no interest or penalties accrued as of December 31, 2013 and 2012.

Note 10 – Subsequent Events

The Company evaluates and discloses subsequent events as required by ASC Topic No. 855, Subsequent Events. The Topic establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Subsequent events have been evaluated as of April 11, 2014. Dr. Gerald Entine was elected to the Board of Directors on March 28, 2014. There were no other subsequent events.

F-14

Consolidated Financial Statements

For The Nine Months September 30, 2014 and 2013

F-15

US NUCLEAR CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30,	December 31,
CURRENT ASSETS	2014	2013
	(unaudited)
Cash and cash equivalents	$422,503	$265,873
Accounts receivable	110,225	584,813
Inventory	1,724,574	1,421,642
Other current assets	1,600	4,800
TOTAL CURRENT ASSETS	2,258,902	2,277,128

EQUIPMENT, net	14,344	20,543
GOODWILL	570,176	570,176
TOTAL ASSETS	$2,843,422	$2,867,847

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$72,920	$140,250
Accrued liabilities	83,842	61,072
Customer Deposit	162,917	9,235
Line of credit	250,612	355,255
TOTAL CURRENT LIABILITIES	570,291	565,812

Note payable to shareholder	-	660,429
TOTAL LIABILITIES	570,291	1,226,241

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock, $0.0001 par value, 5,000,000 shares
authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized,
13,240,000 and 10,700,000 shares issued and outstanding	1,324	1,070
Additional paid in capital	3,134,183	2,157,064
Accumulated deficit	(862,376)	(516,528)
TOTAL SHAREHOLDERS' EQUITY	2,273,131	1,641,606
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,843,422	$2,867,847

The accompanying notes are an integral part of these condensed consolidated financial statements

F-16

US NUCLEAR CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$474,651	$490,725	$1,114,156	$1,478,339
Cost of goods sold	243,755	261,391	587,268	740,222
Gross profit	230,896	229,334	526,888	738,117

Selling, general and administrative expenses	329,971	457,682	1,040,442	1,134,686

Loss from operations	(99,075)	(228,348)	(513,554)	(396,569)

Other expense
Other income	113,500	57,000	170,500	160,000
Interest expense	(938)	(1,141)	(2,794)	(2,805)
Total non-operating expense	112,562	55,859	167,706	157,195

Income (loss) before provision for income taxes	13,487	(172,489)	(345,848)	(239,374)

Provision for income taxes	-	-	-	-

Net income (loss)	$13,487	$(172,489)	$(345,848)	$(239,374)

Weighted average shares outstanding - basic and diluted	11,172,717	9,150,000	11,134,579	9,150,000

Earnings per shares - basic and diluted	$0.00	$(0.02)	$(0.03)	$(0.03)

The accompanying notes are an integral part of these condensed consolidated financial statements

F-17

US NUCLEAR CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	2014	2013
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(345,848)	$(239,374)
Adjustment to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	6,399	4,602
Changes in:
Accounts receivable	474,588	184,976
Inventory	(302,932)	(281,254)
Other current assets	3,200	-
Accounts payable	(67,330)	9,424
Accrued liabilities	22,770	19,810
Income taxes payable	-	(24,653)
Customer deposits	153,682	-

Net cash used in operating activities	(55,471)	(326,469)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(200)	(1,415)

Net cash used in investing activities	(200)	(1,415)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under lines of credit	(104,643)	136,775
Proceeds from sale of common stock	108,545	-
Proceeds from note payable to shareholder	208,399	190,572

Net cash provided by financing activities	212,301	327,347

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	156,630	(537)

CASH AND CASH EQUIVALENTS
Beginning of the period	265,873	348,439
End of the period	$422,503	$347,902

Supplemental disclosures of cash flow information
Taxes paid	$-	$-
Interest paid	$2,794	$2,805

The accompanying notes are an integral part of these condensed consolidated financial statements
F-18

US NUCLEAR CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

Note 1 - Organization and Basis of Presentation

The unaudited condensed consolidated financial statements were prepared by US Nuclear Corp. (the “Company”), pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) were omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K. The results for the nine months ended September 30, 2014, are not necessarily indicative of the results to be expected for the year ending December 31, 2014.

Organization and Line of Business

US Nuclear Corp., formerly known as APEX 3, Inc., (the “Company” or “US Nuclear”) was incorporated under the laws of the State of Delaware on February 14, 2012. Optron Scientific Company, Inc. (“Optron”) was incorporated in the State of California on December 24, 1971.

On October 15, 2013, the Company entered into a share exchange agreement and plan of merger with Optron. Pursuant to the agreement, the Company acquired from Optron all of the issued and outstanding capital stock consisting of 98,372 shares of common stock in exchange for 9,150,000 shares of the Company’s common stock.

Concurrently with the closing of the transactions, the Company entered into an agreement with Richard Chiang, the Company’s sole director and chief executive officer, pursuant to which he returned 9,150,000 shares of the Company’s common stock for cancellation. Mr. Chiang was not compensated for the cancellation of his shares of the Company’s common stock. Upon completion of the foregoing transactions, the Company had an aggregate of 10,700,000 shares of common stock issued and outstanding.

The exchange of shares with Optron was accounted for as a reverse acquisition under the purchase method of accounting since Optron obtained control of the Company. Accordingly, the merger of Optron into the Company was recorded as a recapitalization of Optron, Optron being treated as the continuing entity. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer, US Nuclear, were $12,901.

As a result of the reverse merger transactions described above the historical financial statements presented are those of Optron, the operating entity.

The Company is engaged in developing, manufacturing and selling radiation detection and measuring equipment. The Company markets and sells its products to consumers throughout the world.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Optron and its wholly-owned subsidiary, Overhoff Technology Corporation (“Overhoff”), and have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany transactions and balances have been eliminated.

F-19

US NUCLEAR CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 2 – Summary of Significant Accounting Policies

Accounting Method

The Company’s condensed consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses for accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded based on the Company’s historical collection history. Allowance for doubtful accounts as of September 30, 2014 and December 31, 2013 were $4,800 and $0, respectively.

Inventory

Inventory is valued at the lower of cost (determined primarily by the average cost method) or market. Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower.

Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Furniture and fixtures	5 years
Leasehold improvement	Lesser of lease life or economic life
Equipment	5 years
Computers and software	5 years

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, “Property, Plant, and Equipment,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at September 30, 2014, the Company believes there was no impairment of its long-lived assets.

F-20

US NUCLEAR CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Goodwill

Goodwill represents the excess of purchase price over the underlying net assets of businesses acquired. The entire goodwill balance in the accompanying financial statements resulted from the Company’s acquisition of Overhoff Technology Corporation in 2006. Under accounting requirements, goodwill is not amortized but is subject to annual impairment tests.

Revenue Recognition

The Company’s revenue recognition policies comply with FASB ASC Topic 605. Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposits.

Sales returns and allowances was $0 for the nine months ended September 30, 2014 and 2013. The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

Customer Deposits

Customer deposits represent cash paid to the Company by customers before the product has been completed and shipped.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s condensed consolidated financial statements.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, “Earnings Per Share.” Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive convertible shares and stock warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during the nine months ended September 30, 2014 and 2013.

F-21

US NUCLEAR CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 2 – Summary of Significant Accounting Policies (continued)

Segment Reporting

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has two reportable segments. See Note 8.

Reclassifications

Certain prior period amounts were reclassified to conform to the manner of presentation in the current period. These reclassifications had no effect on the net loss or stockholders’ equity.

Recent Accounting Pronouncements

In April 2014, the FASB issued ASU 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)."  ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations.  This new accounting guidance is effective for annual periods beginning after December 15, 2014.  The Company is currently evaluating the impact of adopting ASU 2014-08 on the Company's results of operations or financial condition.

In June 2014, the FASB issued ASU No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”which removes the definition of a development stage entity from Topic 915, thereby removing the distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information on the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendment is effective for annual reporting periods beginning after December 15, 2014. Early application is permitted. This ASU is not applicable to the Company.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the Securities Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 3 – Inventory

Inventory at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30,	December 31,
	2014	2013
Raw materials	$938,126	$870,758
Work in Progress	196,613	137,721
Finished goods	589,835	413,163
	$1,724,574	$1,421,642

F-22

US NUCLEAR CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 4 – Equipment

The following are the details of equipment at September 30, 2014 and December 31, 2013:

	September 30,	December 31,
	2014	2013
Furniture and fixtures	$146,273	$146,073
Leasehold Improvements	50,091	50,091
Equipment	212,076	212,076
Computers and software	26,628	26,628
Less accumulated depreciation	(420,724)	(414,325)
Property and equipment, net	$14,344	$20,543

Note 5 – Note Payable to Shareholder

Robert Goldstein, the owner of the Company, has loaned funds to the Company from time to time. These loans are evidenced by unsecured, non-interest bearing notes due on December 31, 2015. The amounts due to Mr. Goldstein are $0 and $660,429 as of September 30, 2014 and December 31, 2013, respectively. On September 30, 2014, Mr. Goldstein converted $200,000 of a note payable into 1,000,000 shares of the Company’s common stock. In addition, Mr. Goldstein also forgave the remaining balance of the note payable of $668,828. This forgiveness of debt is being treated as a capital contribution from the Company’s majority shareholder.

Note 6– Line of Credit

As of September 30, 2014 the Company had three lines of credit with a maximum borrowing amount of $400,000 and interest from 3.25% to 9.25%.As of September 30, 2014 and December 31, 2013, the amounts outstanding under these three lines of credit were $250,612 and $355,255, respectively.

Note 7 – Shareholders’ Equity

There was no stock based compensation incurred during the nine months ended September 30, 2014 and 2013.

During the quarter ended September 30, 2014, the Company sold 1,090,000 shares of its common stock for proceeds of $108,500, net of $500 in offering costs.

On September 30, 2014, the Company’s CEO and majority shareholder converted $200,000 of a note payable into 1,000,000 shares of the Company’s common stock. In addition, the Company’s CEO also forgave the remaining balance of the note payable of $668,828. This forgiveness of debt is being treated as a capital contribution from the Company’s majority shareholder.

See Note 1 for discussion of shares issued and canceled in connection with the share exchange agreement and plan of merger agreement.

F-23

US NUCLEAR CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 8 – Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has two reportable segments:Optron and Overhoff. Optron is located in Canoga Park, California and Overhoff is located in Milford, Ohio.

The following tables summarize the Company’s segment information for the three and nine months ended September 30, 2014 and 2013:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Sales
Optron	$145,734	$137,557	$330,698	$720,885
Overhoff	328,917	353,168	783,458	757,454
	$474,651	$490,725	$1,114,156	$1,478,339

Gross profit
Optron	$82,601	$150,511	$162,162	$421,635
Overhoff	148,295	78,823	364,726	316,482
	$230,896	$229,334	$526,888	$738,117

Loss from operations
Optron	$(132,577)	$(194,891)	$(480,167)	$(322,950)
Overhoff	33,502	(33,457)	(33,387)	(73,619)
	$(99,075)	$(228,348)	$(513,554)	$(396,569)

Other Income
Optron	$113,500	$57,000	$170,500	$160,000
Overhoff	-	-	-	-
	$113,500	$57,000	$170,500	$160,000

Interest Expenses
Optron	$938	$938	$2,794	$2,602
Overhoff	-	203	-	203
	$938	$1,141	$2,794	$2,805

Net income (loss)
Optron	$81,085	$(138,829)	$(211,361)	$(165,552)
Overhoff	(67,598)	(33,660)	(134,487)	(73,822)
	$13,487	$(172,489)	$(345,848)	$(239,374)

			September 30,	December 31,
			2014	2013
Total Assets
Optron			$1,137,950	$952,092
Overhoff			1,705,472	1,915,755
			$2,843,422	$2,867,847

Goodwill
Optron			$-	$-
Overhoff			570,176	570,176
			$570,176	$570,176

F-24

 Exhibits.

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Certificate of Incorporation		10		3.1	02/14/2012
3.2	By-Laws		10		3.2	02/14/2012
3.3	Amendment to Certificate of Incorporation		8-K		3.3	05/29/2012
4.1	Specimen Stock Certificate		10		4.1	02/14/2012
5.1	Opinion re: Legality	X
10.1	Robert I. Goldstein Employment Agreement		10-Q		10.1	11/11/2014
10.2	Forgiveness of Debt and Conversion Agreement		10-Q		10.2	11/11/2014
23.1	Consent of Counsel (Included as part of Exhibit 5.1)	X
23.2	Consent of Independent Auditor	X

54

SIGNATURES

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 17, 2014		US Nuclear Corp

	By:	/s/ Robert Goldstein
President, Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

	By:	/s/ Rachel Boulds
Chief Financial Officer (Principal Financial and Accounting Officer)

55